Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

Salient Federal Solutions, Inc.,

Atlas Merger Subsidiary, Inc.

and

ATS Corporation

Dated as of February 21, 2012

Page

AGREEMENT AND PLAN OF MERGER		1
ARTICLE I DEFINITIONS		2
1.1	Definitions	10
1.2	Construction	10
ARTICLE II THE CASH TENDER OFFER		10
2.1	The Offer	10
2.2	Company Actions	13
2.3	Top-Up Option	14
2.4	Directors	15
ARTICLE III THE MERGER		16
3.1	The Merger	16
3.2	Closing	16
3.3	Effective Time
3.4	Effects of the Merger	17
3.5	Certificate of Incorporation and Bylaws	17
3.6	Directors and Officers	17
ARTICLE IV CONVERSION OF SECURITIES IN THE MERGER		17
4.1	Effect of Merger on Capital Stock	17
4.2	Exchange of Certificates	18
4.3	Equity Compensation	21
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		22
5.1	Organization, Standing and Power	22
5.2	Subsidiary	22
5.3	Capitalization	23
5.4	Authority; Execution and Delivery; Enforceability	24
5.5	No Conflicts; Consents	25
5.6	SEC Documents; Undisclosed Liabilities	26
5.7	Information Supplied	27
5.8	Absence of Certain Changes or Events	28
5.9	Taxes	28

-i-

(continued)

Page

5.10	Labor Relations	32
5.11	Employee Benefits	32
5.12	Litigation	35
5.13	Compliance with Applicable Laws	36
5.14	Title to Properties	36
5.15	Intellectual Property	37
5.16	Material Contracts	40
5.17	Government Contracts	41
5.18	Insurance	50
5.19	Brokers	50
5.20	Opinion of Financial Advisor	50
5.21	No Other Representations or Warranties	50
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		51
6.1	Organization, Standing and Power	51
6.2	Merger Sub	51
6.3	Authority; Execution and Delivery; Enforceability	51
6.4	No Conflicts; Consents	52
6.5	Information Provided	53
6.6	Litigation	53
6.7	Brokers	53
6.8	Financing	53
6.9	Limited Guaranty	54
6.10	Absence of Certain Agreements	54
6.11	Foreign Ownership	54
6.12	No Other Representations or Warranties	54
ARTICLE VII CONDUCT OF BUSINESS		55
7.1	Conduct Prior to Effective Time	55
7.2	Control of the Operations	57
7.3	No Solicitation; Adverse Recommendation Change	58

-ii-

(continued)

Page

ARTICLE VIII ADDITIONAL AGREEMENTS		60
8.1	Reasonable Best Efforts; Notification	60
8.2	Company Stockholder Adoption of the Agreement	63
8.3	Notification of Certain Matters	64
8.4	Access to Information	65
8.5	Public Disclosure	65
8.6	Indemnification	65
8.7	Section 16 Matters	67
8.8	Benefit Plans	67
8.9	Financing	68
8.10	Financing Cooperation	69
8.11	Transfer Taxes	70
8.12	Rule 14d-10(d) Matters	70
8.13	Merger Sub Compliance; Parent Guaranty	70
8.14	Liens under Company Senior Credit Agreement	70
ARTICLE IX CONDITIONS		71
9.1	Conditions to Obligation of Each Party to Effect the Merger	71
9.2	Conditions to Obligation of the Company to Effect the Merger	71
9.3	Conditions to Obligation of Parent and Merger Sub to Effect the Merger	72
ARTICLE X TERMINATION, AMENDMENT AND WAIVER		73
10.1	Termination	73
10.2	Effect of Termination	74
10.3	Fees and Expenses	75
10.4	Amendment	77
10.5	Extension; Waiver	77
10.6	Procedure for Termination, Amendment, Extension or Waiver	77
ARTICLE XI MISCELLANEOUS		77
11.1	Non-survival of Representations and Warranties	78
11.2	Notices	78
11.3	Entire Agreement	79
11.4	No Third-Party Beneficiaries	79
11.5	Assignment	79
11.6	Severability	79
11.7	Counterparts	80
11.8	Governing Law	80
11.9	Enforcement	80

Exhibits

Exhibit A Conditions to the Offer
Exhibit B Certificate of Incorporation of Surviving Corporation

-iii-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of February 21, 2012, is entered into by and among Salient Federal Solutions, Inc., a Delaware corporation (“Parent”), Atlas Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ATS Corporation, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Merger Sub will make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, $0.0001 par value per share, of the Company (“Company Common Stock”) at a price of $3.20 per share of Company Common Stock, without interest thereon, (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, regardless of whether the Offer Closing (as defined below) occurs, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 4.1, each issued and outstanding share of Company Common Stock immediately prior to the Effective Time (as defined below) will be cancelled and converted into the right to receive the Offer Price;

WHEREAS, the Board of Directors of the Company has (i) determined that the Offer, the Merger and the other Transactions (as defined below) are fair to, and in the best interest of, the Company and its stockholders; (ii) declared the advisability of and approved this Agreement, the Offer, the Merger and the other Transactions, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and (iii) resolved to recommend that the holders of the shares of Company Common Stock accept the Offer, tender their shares of the Company Common Stock pursuant to the Offer and, if required, adopt this Agreement and approve the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Applicable Stockholders (as defined herein) has entered into an agreement with Parent and Merger Sub effective on or before the date hereof indicating such Applicable Stockholder’s agreement to tender shares of Company Common Stock in the Offer and to vote shares of Company Common Stock in favor of adoption of this Agreement and approval of the Merger, if applicable (the shares subject to such agreements constituting, in the aggregate, approximately 40% of the Company Common Stock outstanding as of the date hereof) (collectively, the “Support Agreements”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Acquisition Agreement” has the meaning set forth in Section 7.3(b).

“Active” has the meaning set forth in Section 7.3(b).

“Adverse Recommendation Change” has the meaning set forth in Section 7.3(b).

“Affiliate” has the meaning set forth in Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preamble.

“Alternate Debt Financing” has the meaning set forth in Section 8.9(b).

“Antitrust Laws” has the meaning set forth in Section 5.5(b)(i).

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 5.17(b)(vi).

“Applicable Stockholders” shall mean Lampe, Conway and Co., LLC, Revelation Special Situations Fund Ltd., Carl Marks & Co. Inc. and related parties, Minerva Group, LP, Joel Jacks, Peter Schulte and Edward Bersoff.

“Appointment Time” has the meaning set forth in Section 2.4(a).

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act.

“Certificate” has the meaning set forth in Section 4.2(a).

“Certificate of Merger” has the meaning set forth in Section 3.3.

“Closing Date” has the meaning set forth in Section 3.2.

“Code” has the meaning set forth in Section 5.11(b).

“Company” has the meaning set forth in the preamble.

“Company Benefit Agreement” has the meaning set forth in Section 5.11(k).

“Company Benefit Plan” has the meaning set forth in Section 5.11(k).

“Company Board” has the meaning set forth in Section 5.4(b).

“Company Bylaws” has the meaning set forth in Section 5.1(b).

“Company Capital Stock” has the meaning set forth in Section 5.3(a).

“Company Charter” has the meaning set forth in Section 5.1(b).

“Company Common Stock” has the meaning set forth in the recitals.

“Company Disclosure Letter” has the meaning set forth in the introductory paragraph to Article V.

“Company Employees” has the meaning set forth in Section 8.8(a).

“Company Employee Stock Option” means any option to purchase Company Common Stock granted under the Company Stock Plan.

“Company Inbound License” has the meaning set forth in Section 5.15(e).

“Company IP” means the Company Licensed IP and the Company Owned IP.

“Company Licensed IP” means all Intellectual Property Rights that are licensed to the Company by any third party.

“Company Outbound License” has the meaning set forth in Section 5.15(f).

“Company Owned IP” has the meaning set forth in Section 5.15(a).

“Company Pension Plans” has the meaning set forth in Section 5.11(a).

“Company Preferred Stock” has the meaning set forth in Section 5.3(a).

“Company Restricted Stock” has the meaning set forth in Section 5.3(a).

“Company SEC Documents” has the meaning set forth in Section 5.6(a).

“Company Senior Credit Agreement” means the Amended and Restated Credit Agreement between the Company and Bank of America, N.A., dated June 1, 2010.

“Company Stock Plan” means the ATS Corporation 2006 Omnibus Incentive Compensation Plan, as amended.

“Company Stockholder Approval” has the meaning set forth in Section 5.4(d).

“Company Stockholders Meeting” has the meaning set forth in Section 8.2(a).

“Company Subsidiary” has the meaning set forth in Section 5.1(a).

“Company Takeover Proposal” has the meaning set forth in Section 7.3(a).

“Company Welfare Plans” has the meaning set forth in Section 5.11(a).

“Confidentiality Agreement” means the nondisclosure letter agreement dated March 31, 2011 between Parent and the Company.

“Consent” has the meaning set forth in Section 5.5(b).

“Continuing Directors” has the meaning set forth in Section 2.4(c).

“Contract” has the meaning set forth in Section 5.5(a).

“DCAA” has the meaning set forth in Section 5.17(b)(v).

“Debt Financing” means the Senior Debt Financing together with the Mezzanine Debt Financing.

“Development Services” has the meaning set forth in Section 5.15(j).

“DGCL” has the meaning set forth in the recitals.

“Dissenting Shares” has the meaning set forth in Section 4.1(b).

“Effective Time” has the meaning set forth in Section 3.3.

“Equity Commitment Letter” has the meaning set forth in Section 6.8(a).

“Equity Financing” has the meaning set forth in Section 6.8(a).

“Equity Providers” has the meaning set forth in Section 6.8(a).

“ERISA” has the meaning set forth in Section 5.11(a).

“ERISA Affiliate” has the meaning set forth in Section 5.11(k).

“ESPP” has the meaning set forth in Section 4.3(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 4.2(a).

“Expiration Time” has the meaning set forth in Section 2.1(c).

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, export, copy, reproduce, publish, market, distribute, sell, commercialize, support, maintain, correct, translate and create derivative works of, in any medium or means of storage or transmission, now known or hereafter invented.

“FAR” has the meaning set forth in Section 5.17(a)(viii).

“FAR Ethics Rules” has the meaning set forth in Section 5.17(b)(ix).

“Financing” has the meaning set forth in Section 6.8(a).

“Financing Letters” has the meaning set forth in Section 6.8(a).

“Fully Diluted Basis” means, as of any applicable date, without duplication, the number of shares of Company Common Stock outstanding together with the shares of Company Common Stock which the Company may be required to issue, regardless of the conversion or exercise price, the vesting schedule or other terms or conditions thereof, pursuant to obligations outstanding under the Company Stock Plan or similar benefit plans, the conversion or exchange of all outstanding securities convertible or exchangeable into, shares of Company Common Stock, or otherwise, in each case whether or not vested, exercisable, exercised or converted at the time of determination (other than pursuant to the Top-Up Option).

“GAAP” has the meaning set forth in Section 5.6(c).

“Government Contract” has the meaning set forth in Section 5.17(a).

“Government Contract Bid” has the meaning set forth in Section 5.17(a).

“Governmental Entity” has the meaning set forth in Section 5.5(b).

“Government Furnished Property” has the meaning set forth in Section 5.17(a).

“Government Prime Contract” has the meaning set forth in Section 5.17(a).

“Government Subcontract” has the meaning set forth in Section 5.17(a).

“Guaranty” has the meaning set forth in Section 8.13.

“HSR Act” has the meaning set forth in Section 5.5(b)(i).

“Indemnitee” has the meaning set forth in Section 8.6.

“Indirect Cost” has the meaning set forth in Section 5.17(b)(xiii).

“Information Statement” has the meaning set forth in Section 5.5(b)(ii).

“Initial Expiration Time” has the meaning set forth in Section 2.1(c).

“Internal Systems” means the Software and documentation and the computer, communications and network systems (whether mobile, desktop or enterprise), servers, hardware, equipment, materials and apparatus used by the Company or the Company Subsidiary in its business or operations or to develop, assemble, provide, distribute, support, maintain or test the products distributed, licensed or sold by the Company or the Company Subsidiary, whether located on the premises of the Company or the Company Subsidiary or hosted at a third party site or sites.

“Intellectual Property Rights” has the meaning set forth in Section 5.15(a).

“Judgment” has the meaning set forth in Section 5.5(a).

“Knowledge” means, with respect to Parent, the knowledge of S. Bradford Antle and Thomas E. Dunn, and, with respect to the Company, the knowledge of Pamela Little, John Hassoun and Hank Bellefleur, including, in each case, the knowledge of facts that such individuals would reasonably be expected to have after due and diligent inquiry.

“Law” has the meaning set forth in Section 5.5(a).

“Lenders” has the meaning set forth in Section 6.8(a).

“Lender Group” has the meaning set forth in Section 8.9(a).

“Letter of Transmittal” has the meaning set forth in Section 2.1(f).

“Liens” means any mortgage, pledge, lien (statutory or otherwise), assessment, assignment, security interest, charge, levy, easement, right of way, claim or encumbrance of any kind (including any conditional sales or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing) and any option or other arrangement having the practical effect of any of the foregoing.

“Limited Guaranty” has the meaning set forth in Section 6.9.

“Losses” has the meaning set forth in Section 8.6(a).

“Material Adverse Effect” means any change, event, circumstance, development, effect or occurrence (each, an “Event”) that has had or would reasonably be expected to have (i) a materially adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiary, taken as a whole, or (ii) the effect of preventing or materially impairing the Company’s ability to consummate the Transactions, provided, however, that, in the case of clause (i), none of the following shall be deemed either alone or in combination to constitute a Material Adverse Effect: (1) changes in the industry in which the Company primarily operates (including changes in the use, adoption or non-adoption of industry standards), (2) changes in the economy, or financial or capital markets, in the United States or elsewhere in the world including changes in interest or exchange rates, (3) changes after the date of this Agreement in applicable Law or GAAP, (4) any Events proximately caused by the announcement or pendency of this Agreement or the anticipated consummation of the Transactions (including compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken or omitted to be taken by the Company at the written request or with the prior written consent of Parent), including the impact thereof on relationships, contractual or otherwise, with employees, customers, subcontractors or partners, (5) acts of war or military action, sabotage or terrorism, or any escalation or worsening of any such acts of war or military action, sabotage or terrorism threatened or underway as of the date of this Agreement, (6) earthquakes, hurricanes, tornados or other natural disasters, or (7) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections (whether such projections or predictions were made by the Company or independent third parties) or internal projections; provided that the exceptions in this clause shall not prevent or otherwise affect a determination that any Event underlying such decline, change or failure has resulted in, or contributed to, a Material Adverse Effect; provided, further, that, with respect to clauses (1), (2), (3), (5) and (6), such Event does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company or the Company Subsidiary or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the principal industry in which the Company and the Company Subsidiary operates.

“Material Contract” has the meaning set forth in Section 5.16(a).

“Material Government Contract” has the meaning set forth in Section 5.17(b)(i).

“Maximum Premium” has the meaning set forth in Section 8.6(c).

“Measurement Date” has the meaning set forth in Section 5.3(a).

“Merger” has the meaning set forth in the recitals.

“Merger Closing” has the meaning set forth in Section 3.2.

“Merger Consideration” has the meaning set forth in Section 4.1(a)(i).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Designees” has the meaning set forth in Section 2.4(a).

“Mezzanine Debt Financing” has the meaning set forth in Section 6.8(a).

“Mezzanine Debt Financing Letter” has the meaning set forth in Section 6.8(a).

“Mezzanine Lender” has the meaning set forth in Section 6.8(a).

“Minimum Condition” has the meaning set forth in Section 2.1(b).

“Multiemployer Plan” has the meaning set forth in Section 5.11(k).

“No-Vote Expenses” has the meaning set forth in Section 10.3(b)(ii).

“Offer” has the meaning set forth in the recitals.

“Offer Closing” has the meaning set forth in Section 2.1(a).

“Offer Closing Date” has the meaning set forth in Section 2.1(a).

“Offer Conditions” has the meaning set forth in Section 2.1(b).

“Offer Documents” has the meaning set forth in Section 2.1(f).

“Offer End Date” has the meaning set forth in Section 2.1(d).

“Offer Price” has the meaning set forth in the recitals.

“Offer Termination” has the meaning set forth in Section 2.1(e).

“Offer Termination Date” has the meaning set forth in Section 2.1(e).

“Offer to Purchase” has the meaning set forth in Section 2.1(f).

“Open Source Materials” means all Software, documentation or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any order, award, injunction, writ, judgment, stipulation, decree or determination entered, issued, promulgated, made or rendered by or with any Governmental Entity.

“Outside Date” has the meaning set forth in Section 10.1(b)(i).

“Parent” has the meaning set forth in the preamble.

“Patent Rights” has the meaning set forth in Section 5.15(a).

“Paying Agent” has the meaning set forth in Section 4.2(a).

“Permits” has the meaning set forth in Section 5.13(a).

“Permitted Liens” means (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of the properties or assets encumbered thereby, and (v) Liens created under the Company Senior Credit Agreement (which Liens will be released and terminated prior to or in connection with the Merger Closing).

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), joint stock company, organization, trust, association, entity, or government, political subdivision, agency or instrumentality of a government.

“Predecessor” has the meaning set forth in Section 5.9(q).

“Proceeding” means an action, audit, suit, proceeding, claim, arbitration or investigation.

“Proxy Statement” has the meaning set forth in Section 5.5(b)(ii).

“Proxy Statement Clearance Date” has the meaning set forth in Section 2.1(d).

“Registered IP” has the meaning set forth in Section 5.15(a).

“Representatives” has the meaning set forth in Section 7.3(a).

“Reverse Termination Payment” has the meaning set forth in Section 10.3(c)(i).

“RFP” has the meaning set forth in Section 5.17(b)(i).

“Schedule 14D-9” has the meaning set forth in Section 2.2(b).

“Schedule TO” has the meaning set forth in Section 2.1(f).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 262” has the meaning set forth in Section 4.1(b).

“Securities Act” has the meaning set forth in Section 2.3(c).

“Senior Debt Financing” has the meaning set forth in Section 6.8(a).

“Senior Debt Financing Letter” has the meaning set forth in Section 6.8(a).

“Senior Lenders” has the meaning set forth in Section 6.8(a).

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form, together with all boot, compilation, configuration and runtime files, libraries, data and other information accompanying such software.

“State Government” has the meaning set forth in Section 5.17(a).

“Superior Company Proposal” has the meaning set forth in Section 7.3(a).

“Superior Proposal Notice” has the meaning set forth in Section 7.3(b).

“Support Agreements” has the meaning set forth in the recitals.

“Surviving Corporation” has the meaning set forth in Section 3.1.

“Takeover Law” means any state “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Law.

“Tax Returns” has the meaning set forth in Section 5.9(r).

“Taxes” has the meaning set forth in Section 5.9(f).

“Teaming Agreement” has the meaning set forth in Section 5.17(a).

“Termination Payment” has the meaning set forth in Section 10.3(b)(i).

“Top-Up Notice” has the meaning set forth in Section 2.3(b).

“Top-Up Option” has the meaning set forth in Section 2.3(a).

“Top-Up Shares” has the meaning set forth in Section 2.3(a).

“Trademarks” has the meaning set forth in Section 5.15(a).

“Transactions” has the meaning set forth in Section 2.2(a).

“Transfer Taxes” has the meaning set forth in Section 8.11.

“U.S. Government” has the meaning set forth in Section 5.17(a).

1.2 Construction. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Annex,” “Appendix,” “Article,” “Exhibit,” “Schedule” and “Section” refer to annexes, appendices, articles, exhibits, schedules and sections of this Agreement. Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement or in Exhibit A, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. Whenever the context of this Agreement permits, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. “Days” means calendar days unless otherwise specified. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and also shall be deemed to refer to such Laws as they may be amended after the date of this Agreement. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, the Company shall not be deemed to be an Affiliate or Subsidiary of Merger Sub or Parent. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of any provision of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

THE CASH TENDER OFFER

2.1 The Offer.

(a) Commencement of the Offer; Acceptance of Shares. Provided that this Agreement shall not have been terminated in accordance with Section 10.1, subject to the terms and conditions of this Agreement, as soon as reasonably practicable after the date of public announcement of the execution of this Agreement (but in no event later than five (5) Business Days after the date of this Agreement), Merger Sub shall commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase any and all outstanding shares of Company Common Stock at the Offer Price. On the terms and subject to the prior satisfaction or waiver of the Offer Conditions, as herein defined, and the conditions of this Agreement, Merger Sub shall accept for payment all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer as soon as legally permitted to do so under applicable Law after the expiration of the Offer, and shall promptly pay for all such shares after acceptance and, in any event, in compliance with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act. Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.” This Agreement may not be terminated by Parent or Merger Sub for any reason following acceptance for payment of shares of Company Common Stock tendered in the Offer but prior to payment for such Shares.

(b) Offer Conditions. Notwithstanding anything herein to the contrary, the obligation of Merger Sub to accept for payment and pay for shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer shall be subject to: (i) there being validly tendered and not properly withdrawn immediately prior to the Expiration Time such number of shares of Company Common Stock that would constitute at least seventy-five percent (75%) of the shares of Company Common Stock that in the aggregate are outstanding determined on a Fully Diluted Basis at the Expiration Time (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or Merger Sub, in their sole discretion except as set forth in Section 2.1(c), of the conditions and requirements set forth in Exhibit A to this Agreement (together with the Minimum Condition, the “Offer Conditions”), other than the Minimum Condition.

(c) Expiration Time; Amendments. Subject to the terms and on the conditions set forth in the Offer Documents, the Offer shall remain open until midnight, New York City time, on the date that is twenty (20) Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”). Merger Sub expressly reserves the right, subject to compliance with the Exchange Act, to waive, amend or modify any Offer Condition or to increase the Offer Price, in its sole discretion; provided, however, that, without the prior consent of the Company, Merger Sub shall not (and Parent shall not cause or permit Merger Sub to): (i) waive the Minimum Condition; (ii) change the form of consideration payable in the Offer or decrease the Offer Price; (iii) decrease the number of shares of Company Common Stock sought pursuant to the Offer; (iv) impose any condition to the Offer not set forth in Exhibit A; (v) except as otherwise provided in Section 2.1(d), extend the Expiration Time; or (vi) amend the Offer or any Offer Condition in any manner that is adverse to the holders of Company Common Stock.

(d) Extensions and Subsequent Offering Periods. Notwithstanding the foregoing Section 2.1(c), without the consent of the Company, Merger Sub: (i) shall extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof; (ii) shall extend the Offer for up to two consecutive periods of no more than five (5) Business Days each (or for such longer period as may be agreed to by the Company), if immediately prior to the then scheduled Expiration Time, any Offer Condition has not been satisfied or waived; and (iii) may extend the Offer, in the Parent’s sole discretion, for one or more “subsequent offering periods” in accordance with Rule 14d-11 of the Exchange Act of not less than ten (10) Business Days; provided, however, if the Proxy Statement Clearance Date has occurred on or prior to April 2, 2012, then no such extension shall be required after April 2, 2012; “Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement (as defined below), including the first date following the tenth calendar day following the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement. In addition, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; provided, however, that Merger Sub shall not be required to extend the Offer beyond the Outside Date and such extension shall be subject to the right to terminate the Offer in accordance with Section 2.1(e). The last date on which the Offer is required to be extended pursuant to this Section 2.1(d) is referred to as the “Offer End Date.”

(e) Termination of the Offer; Continuing Pursuit of the Merger. If at any then-scheduled expiration of the Offer occurring after the Offer End Date any Offer Condition shall not have been satisfied or waived, then Merger Sub may irrevocably and unconditionally terminate the Offer. The termination of the Offer pursuant to this Section 2.1(e) is referred to in this Agreement as the “Offer Termination,” and the date on which the Offer Termination occurs is referred to in this Agreement as the “Offer Termination Date.” If the Offer Termination occurs pursuant to this Section 2.1(e), the Company shall proceed with and take all actions necessary to hold the Company Stockholders Meeting in accordance with Section 8.2 of this Agreement. Notwithstanding anything to the contrary in this Section 2.1(e), if this Agreement is terminated pursuant to Article X, then Merger Sub shall promptly (and, in any event, within one (1) business day of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated pursuant to Article X, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer. The Parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless and only to the extent expressly provided for in Article X and that, absent any such termination of this Agreement, the obligations of the Parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(f) Schedule TO and Offer Documents. On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain an offer to purchase (the “Offer to Purchase”), a form of the related letter of transmittal (the “Letter of Transmittal”), a form of notice of guaranteed delivery, and ancillary documents and instruments, including a summary advertisement, pursuant to which the Offer will be made (collectively, and together with the Schedule TO and any supplements or amendments thereto, the “Offer Documents”). Parent and Merger Sub agree that the Offer Documents shall comply in all material respects with the requirements of applicable U.S. federal securities Laws and that, on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is or will be made by Parent or Merger Sub with respect to information supplied by the Company or any holder of shares of Company Common Stock in writing for inclusion or incorporation by reference in the Offer Documents. Parent and Merger Sub shall take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by applicable U.S. federal securities Laws. Parent, Merger Sub and the Company each shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Sub shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the Offer Documents and to cause the Schedule TO as so amended or supplemented to be filed with the SEC, as and to the extent required by applicable U.S. federal securities Laws. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents or reasonably requested by Parent and Merger Sub for inclusion therein. The Company and its counsel shall be given reasonable and adequate opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto sufficiently in advance of the filing thereof with the SEC or dissemination to the Company’s stockholders. Parent and Merger Sub shall provide the Company and the Company’s counsel with a copy of any and all written comments and telephonic notification of any and all oral comments that Parent, Merger Sub or their counsel receive from the SEC or the SEC’s staff with respect to the Offer promptly after the receipt thereof, shall consult with the Company and the Company’s counsel prior to responding to any such comments, and shall provide the Company and the Company’s counsel with a copy of any and all written responses thereto and telephonic notification of any and all oral responses thereto of Parent or Merger Sub or their counsel. Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company or the Company’s counsel.

(g) Provisions of Funds by Parent. Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to accept for payment and pay for any and all shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

2.2 Company Actions.

(a) Approval. Subject to Section 7.3, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(b) Schedule 14D-9. Subject to Section 7.3, as soon as reasonably practicable after the commencement of the Offer (but in no event later than ten (10) Business Days after the commencement), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9 to the holders of shares of Company Common Stock as required by Rule 14d-9 promulgated under the Exchange Act and any other applicable Laws. The Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Company Board in favor of the Offer and the adoption of this Agreement and approval of the Transactions, including the Merger, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of applicable U.S. federal securities Laws and that, on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is or will be made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Schedule 14D-9. The Company, Parent and Merger Sub each shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable U.S. federal securities Laws. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in Schedule 14D-9 or reasonably requested by the Company for inclusion therein. Parent and its counsel shall be given reasonable and adequate opportunity to review and comment upon the Schedule 14D-9 and any amendments or supplements thereto sufficiently in advance of the filing thereof with the SEC or dissemination to the Company’s stockholders. The Company shall provide Parent and Parent’s counsel with a copy of any and all written comments and telephonic notification of any and all oral comments the Company or the Company’s counsel receive from the SEC or the SEC’s staff with respect to the Offer promptly after the receipt thereof, shall consult with Parent and Parent’s counsel prior to responding to any such comments, and shall provide Parent and Parent’s counsel with a copy of any and all written responses thereto and telephonic notification of any and all oral responses thereto of the Company or its counsel. The Company shall give reasonable and good faith consideration to any comments made by Parent or Parent’s counsel.

(c) Stockholder Lists. In connection with the Offer, the Company shall promptly furnish (or cause its transfer agent or agents to furnish) to Merger Sub or Merger Sub’s designated agent mailing labels containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date and those Persons becoming record holders subsequent to such date, together with copies of all security position listings and all other computer files and other information in the Company’s possession or control regarding the record holders and beneficial owners of the shares of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated mailing labels, lists and information) as Parent or Merger Sub reasonably may request for the purpose of communicating the Offer to holders of shares of Company Common Stock. Subject to the requirements of applicable Law and, except for such actions necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall, and shall use their reasonable efforts to cause their respective Representatives to, hold in confidence the information contained in such labels and lists, to use such information only in connection with the Offer and the Merger and, if this Agreement is terminated in accordance with Section 10.1, upon written request of the Company, to deliver promptly to the Company all copies of such information then in their possession and under their control, all pursuant to the terms and conditions of the Confidentiality Agreement.

2.3 Top-Up Option.

(a) The Option. The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase at a price per share equal to the Offer Price paid in the Offer, a number of newly issued shares of Company Common Stock (the “Top-Up Shares”) equal to (and not less than) the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and Merger Sub at the time of exercise of the Top-Up Option following the Offer Closing, shall constitute one share more than the number of shares necessary for the Merger Sub to be merged into the Company in accordance with Section 253 of the DGCL; provided, however, that (i) the Top-Up Option shall not be exercisable until the Minimum Condition has been satisfied and not waived, (ii) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the number of shares of Company Common Stock authorized and unissued (and not reserved for issuance or otherwise committed) or held in the treasury of the Company at the time of exercise of the Top-Up Option, (iii) no provision of any applicable Law and no Judgment shall prohibit the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Shares in respect of such exercise (excluding the rules of the stock exchange on which Company Common Stock is listed) and (iv) the Top-Up Option shall not be exercisable unless Parent or Merger Sub has accepted for payment all shares of Company Common Stock validly tendered in the Offer and not withdrawn. The Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) termination of this Agreement in accordance with Article X.

(b) Exercise Procedure. If, following the Offering Closing, Parent and Merger Sub do not own, directly or indirectly, sufficient shares of Company Common Stock to merge Merger Sub into the Company in accordance with Section 253 of the DGCL, then provided no Order shall be in effect or pending which would preclude such exercise, Merger Sub shall exercise the Top-Up Option within two (2) Business Days following the time at which shares of Company Common Stock are first accepted pursuant to the Offer, or if any subsequent offering period is provided, within two (2) Business Days following the expiration time of such subsequent offer period by delivering prior written notice to the Company specifying (i) the number of shares of Company Common Stock directly or indirectly owned by Parent at the time of such notice, (ii) the number of Top-Up Shares that Merger Sub intends to purchase pursuant to the Top-Up Option, (iii) the manner in which Merger Sub intends to pay the applicable purchase price and (iv) a place and a time for the closing of such purchase (the “Top-Up Notice”). The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that, promptly following such exercise of the Top-Up Option, Merger Sub shall consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 8.2(a). The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 11.2, and if not so consummated on such day, as promptly thereafter as possible. At the closing of the purchase of Top-Up Shares, the purchase price owed by Merger Sub to the Company shall be paid by Merger Sub, at its election, either (A) entirely in cash by wire transfer of same-day funds or (B) by paying in cash by wire transfer of same-day funds an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note shall be full recourse against Parent and Merger Sub, shall bear interest at the rate of three percent (3%) per annum, shall mature on the first (1st) anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. Parent, Merger Sub and the Company shall cooperate to ensure that any issuance of the Top-Up Shares is accomplished in a manner consistent with all applicable Laws.

(c) Exemption from Registration. Parent and Merger Sub acknowledge that the Top-Up Shares issued upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”) and that all such shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub represent and warrant to the Company that Merger Sub is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities Laws.

(d) Appraisal Value. Notwithstanding anything to the contrary contained herein, to the fullest extent permitted by applicable Law, each of the Parties agrees and acknowledges that in any appraisal proceeding under Section 262 of the DGCL with respect to the Dissenting Shares, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Shares or any cash or note delivered to the Company in payment for such Top-Up Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL.

2.4 Directors.

(a) Merger Sub Designees. Notwithstanding anything in the Company Bylaws to the contrary, promptly after the acceptance for payment of, and payment by Merger Sub for, any shares of Company Common Stock pursuant to the Offer (the “Appointment Time”) and, from time to time thereafter, Parent and Merger Sub shall be entitled to designate such number of members of the Company Board (the “Merger Sub Designees”), rounded up to the next whole number, as will give Merger Sub representation on the Company Board equal to the product of (i) the total number of members of the Company Board (after giving effect to any increase in the number of the directors elected pursuant to this sentence) multiplied by (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent or Merger Sub at such time (including shares of Company Common Stock so accepted for payment and paid for) bears to the total number of shares of Company Common Stock then outstanding. In furtherance thereof, the Company shall, upon the request of Merger Sub, promptly either increase the size of the Company Board or secure the resignations of such number of the Company’s incumbent directors, or both, as is necessary to enable the Merger Sub Designees to be so elected or appointed to the Company Board. At such time, if requested by Merger Sub, the Company shall also take all action necessary to cause the Merger Sub Designees to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, and (ii) each board of directors (or similar body) of each Company Subsidiary, in each case only to the extent permitted by applicable Law or the rules of any stock exchange or trading market on which Company Common Stock is listed and traded.

(b) Compliance with Section 14(f) and Rule 14f-1. The Company’s obligation to appoint the Merger Sub Designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall take all actions required in order to fulfill its obligations under Section 2.4(a), including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as part of the Schedule 14D-9; provided, however, that Parent and Merger Sub shall supply to the Company in writing and be solely responsible for any information with respect to Parent and Merger Sub and the Merger Sub Designees to the extent required by such Section 14(f) and Rule 14f-1, and the Company’s obligations under Section 2.4(a) shall be subject to receipt of such information.

(c) Continuing Directors. Notwithstanding the provisions of Section 2.4(a), the parties hereto shall use their respective reasonable best efforts to ensure that at least three (3) of the members of the Company Board shall, at all times following the Appointment Time and prior to the Effective Time, be directors of the Company who were directors of the Company on the date hereof (the “Continuing Directors”); provided, however, that, if there shall be in office less than three (3) Continuing Directors for any reason, the Company Board shall cause a Person designated by the remaining Continuing Director to designate a Person to fill such vacancy and such designee shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate three (3) Persons to fill such vacancies who will not be directors, officers, employees or Affiliates of Parent or Merger Sub and such designees shall be deemed to be Continuing Directors for all purposes of this Agreement. From and after the time, if any, that the Merger Sub Designees constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or modification of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Merger Sub hereunder, and any waiver of any condition to the Company’s obligations hereunder or any of the Company’s rights hereunder may be effected only if (in addition to such action being approved by the Company Board as a whole) there are in office three (3) or more Continuing Directors and such action is approved by at least two (2) of the Continuing Directors then in office. Following the Appointment Time and prior to the Effective Time, neither Parent nor Merger Sub shall take any other action to remove any Continuing Director without cause.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

3.2 Closing. The closing of the Merger (the “Merger Closing”) shall take place (a) if the Offer Closing shall not have occurred at or prior to the Merger Closing, on the second (2nd) Business Day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Article IX (other than those that by their terms are to be satisfied or waived at the Merger Closing), or (b) if the Offer Closing shall have occurred on or prior to the Merger Closing and Merger Sub owns the number of shares of Company Common Stock necessary for the Merger to be effected in accordance with Section 253 of the DGCL, on the date of, and immediately following the Offer Closing (or the closing of the purchase of Top-Up Shares if the Top-Up Option has been exercised); in either case at a place mutually acceptable to Parent, Merger Sub and the Company, unless another time and date as shall be agreed upon in writing among Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Closing Date.”

3.3 Effective Time. On the Closing Date or as soon as practicable thereafter the parties shall duly file with the Secretary of State of the State of Delaware, a certificate of merger or certificate of ownership and merger, as the case may be (in any such case, the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent, Merger Sub and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

3.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

3.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Company, as amended, shall be amended in its entirety to read as set forth on Exhibit B hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law, and the parties shall cause the bylaws of Merger Sub in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 8.6) to be the bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law.

3.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified. Prior to the Effective Time, the Company shall cause each member of the Company Board, other than Merger Sub Designees, to execute and deliver a letter effectuating his or her resignation as a director of the Company effective upon the Effective Time.

ARTICLE IV

CONVERSION OF SECURITIES IN THE MERGER

4.1 Effect of Merger on Capital Stock.

(a) Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the Surviving Corporation or the holder of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 4.1(a)(ii) below and any Dissenting Shares) shall be automatically cancelled and extinguished and be converted into and become the right to receive the Offer Price in cash, without any interest thereon (the “Merger Consideration”), and all other rights of the holder thereof with respect thereto shall cease to exist except the right to receive the Merger Consideration in accordance with Section 4.2;

(ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, Merger Sub, the Company or the Company Subsidiary shall automatically be cancelled, and no payment shall be made with respect thereto; and

(iii) each share of Merger Sub’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation.

(b) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 4.1(a)(ii)) and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) (such shares of Company Common Stock are referred to collectively as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the Merger Consideration as provided in Section 4.1(a)(i), but instead shall be entitled only to such rights as are granted by Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 4.1(a)(i), without interest thereon. The Company shall serve prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent and Merger Sub shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(c) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, including payments pursuant to Section 4.3, shall be appropriately adjusted to reflect such change.

4.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company (or such other Person as shall be reasonably acceptable to the Company) to act as agent (the “Paying Agent”) for the payment after the Effective Time of the Merger Consideration upon surrender of stock certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 4.1(a)(i) (each, a “Certificate”). At or prior to the Effective Time, Parent and Merger Sub shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent to be held in trust for the benefit of holders of Certificates all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 4.1(a)(i) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, but in any event not later than the second (2nd) Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate pursuant to Section 4.1(a)(i), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any Transfer Taxes or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, payable in respect of the shares of Company Common Stock formerly represented by such Certificate pursuant to Section 4.1(a)(i). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided for in Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates on the twelve (12)-month anniversary of the Effective Time shall, upon demand, be delivered by the Paying Agent to Parent, and any holder of a Certificate who has not theretofore complied with Article IV shall thereafter look only to Parent for payment of the Merger Consideration, but shall have no greater rights against Parent than may be accorded to general unsecured creditors of Parent under applicable Law.

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investments shall be paid to Parent. In no event, however, shall such investment or any such payment of interest or income delay the receipt by holders of Certificates of the Merger Consideration, or otherwise impair such holders’ rights hereunder.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 4.1(a)(i) in exchange for such lost, stolen or destroyed Certificate, upon the making by the holder thereof of an affidavit of such loss, theft or destruction with such assurances as Parent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed Certificate, and upon posting by such holder of a bond in such reasonable amount as Parent may direct as indemnity against any claim in respect thereof.

(h) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or cash otherwise payable pursuant to this Agreement (including any payments made pursuant to the Offer and any payments made in respect of the Dissenting Shares) to any holder of shares of the Company Common Stock or any holder of Company Restricted Stock or Company Employee Stock Options, such amounts as Parent, the Surviving Corporation or the Paying Agent reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of Company Restricted Stock or Company Employee Stock Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent. If and to the extent that amounts so withheld are not paid and determined to not be required to be paid to a taxing authority, such amounts shall be tendered to the former holder of the shares of Company Common Stock or the holder of Company Restricted Stock or Company Employee Stock Options in respect of which such deduction and withholding were made by Merger Sub.

4.3 Equity Compensation.

(a) Upon the Effective Time, without any action on the part of Parent, Merger Sub, the Surviving Corporation or the holders of Company Employee Stock Options, each Company Employee Stock Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall be canceled in exchange for a cash payment by the Company of an amount equal to (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Employee Stock Option, multiplied by (B) the number of shares of Company Common Stock for which such Company Employee Stock Option shall not theretofore have been exercised

(b) Without any action on the part of Parent, Merger Sub, the Surviving Corporation or the holders of Company Restricted Stock, immediately prior to the Effective Time, each share of Company Restricted Stock then outstanding shall be deemed vested and all restrictions and forfeiture provisions related thereto shall lapse.

(c) All amounts payable pursuant to this Section 4.3 shall be paid as soon as reasonably practicable, and in no event more than ten (10) days, after the Effective Time, without interest.

(d) The Company Stock Plan shall terminate as of the Effective Time, and the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall terminate and be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Employee Stock Option or any participant in the Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

(e) As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take any actions necessary to effect the transactions anticipated by this Section 4.3, including under the Company Stock Plan and all documents evidencing the grants of awards thereunder and any other plan or arrangement of the Company (whether written or oral, formal or informal), including, but not limited to, adopting all resolutions, giving all notices, obtaining consents from each holder of awards under the Company Stock Plan, and taking any other actions that are necessary or appropriate to effectuate the transactions contemplated by this Section 4.3. Any notices, consents or other communications to holders of Company Employee Stock Options or Company Restricted Stock shall be subject to the review and approval of Parent, which approval shall not be unreasonably withheld. Prior to the Effective Time, the Company shall take all actions as may be required to cause any disposition of Company equity securities (including derivative securities) in connection with this Agreement by any Person who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

(f) The Company shall take all actions necessary or appropriate so that, immediately prior to the Effective Time, the offering period then in progress under the Company's 2007 Employee Stock Purchase Plan (the “ESPP”) will terminate and the accumulated contributions for each participant thereunder for such period will be applied towards the purchase of Company Common Stock, unless such participant has previously withdrawn from such offering period in accordance with the terms of the ESPP.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in (i) the Company SEC Documents filed and publicly available at least three (3) Business Days before the date of this Agreement, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific, cautionary, predictive or forward-looking in nature or (ii) the expressly referenced schedule attached to the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (the “Company Disclosure Letter”), as of the date hereof (except to the extent that a representation, warranty or the Company Disclosure Letter states that it is accurate only as of an earlier date):

5.1 Organization, Standing and Power.

(a) Each of the Company and its subsidiary Advanced Technology Systems, Inc. (the “Company Subsidiary”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of the Company and the Company Subsidiary is duly qualified to do business and is in good standing (to the extent the concept is recognized by such jurisdiction) as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing as, individually or in the aggregate, would not have a Material Adverse Effect.

(b) The Company has delivered to Parent complete and accurate copies of the Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) of the Company, each as amended, and the charter and bylaws of the Company Subsidiary. All of such organizational documents are in full force and in effect as of the date hereof in the form delivered to Parent.

5.2 Subsidiary. Advanced Technology Systems, Inc. is the only Company Subsidiary as of the date hereof, and the Company owns one hundred percent (100%) of the equity interest therein. Neither the Company nor the Company Subsidiary directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated. Since January 1, 2007, neither the Company nor the Company Subsidiary has at any time been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. All of the outstanding shares of capital stock and other equity securities or interests of the Company Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company free and clear of all Liens, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature.

5.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”, and together with the Company Common Stock, the “Company Capital Stock”). At the close of business on February 1, 2012 (the “Measurement Date”), (i) 23,249,845 shares of Company Common Stock (which includes 149,258 shares of Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, the “Company Restricted Stock”)) were issued and outstanding, (ii) 8,897,893 shares of Company Common Stock were held by the Company in its treasury, (iii) 527,000 shares of Company Common Stock were subject to outstanding Company Employee Stock Options and 367,055 additional shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan and (iv) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above or in Section 5.3(a) of the Company Disclosure Letter, at the close of business on the Measurement Date, no shares of Company Capital Stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Section 5.3(a) of the Company Disclosure Letter sets forth for each outstanding Company Employee Stock Option, the name of the holder of such option, the number of shares of Company Common Stock issuable upon the exercise of such option, the exercise price of such option, the date of grant of such option, the vesting schedule for such option, including the extent vested to date and whether the vesting of such option is subject to acceleration as a result of the Transactions or any other events (including a complete description of any such acceleration provisions) and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. True and complete copies of all agreements and instruments or forms thereof relating to or issued under the Company Stock Plan have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof made available to Parent.

(b) All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter and Company Bylaws, or any Contract to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote. Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, commitments, or undertakings of any kind to which the Company or the Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or the Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of the Company Subsidiary or (ii) obligating the Company or the Company Subsidiary to issue, grant, extend or enter into any such option, warrant, security, commitment or undertaking. There are no outstanding contractual obligations of the Company or the Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or the Company Subsidiary.

(c) Except as set forth above, as of the close of business on the Measurement Date, there are no (i) restricted shares, restricted share units, stock appreciation rights, performance shares, performance share units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests outstanding in the Company or the Company Subsidiary, (ii) voting trusts, proxies or other similar agreements or understandings to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary is bound with respect to the voting of any shares of capital stock of the Company or the Company Subsidiary, or (iii) contractual obligations or commitments of any character to which the Company or the Company Subsidiary is a party or bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or the Company Subsidiary. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any service provider of the Company that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such right, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).

5.4 Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate actions on the part of the Company are necessary to authorize this Agreement, subject, in the case of the Merger, to receipt of the Company Stockholder Approval if required by applicable Law. The Company has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a Proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Offer, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Support Agreements, the Merger and the other Transactions are fair to and in the best interests of the stockholders of the Company, (iii) subject to Section 7.3, recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (iv) if required by applicable Law, recommending that the Company’s stockholders adopt this Agreement and approve the Merger.

(c) No Takeover Law applies or purports to apply with respect to this Agreement, the Offer, the Merger or any other Transaction.

(d) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger, if required by applicable Law, is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate the Offer or any Transaction other than the Merger.

5.5 No Conflicts; Consents.

(a) Except as set forth in Section 5.5 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Company Subsidiary under, any provision of (i) assuming the Company Stockholder Approval is obtained, if required, the Company Charter, the Company Bylaws or the comparable charter or organizational documents of the Company Subsidiary, (ii) any loan or credit agreement, debenture, contract, lease, license, indenture, note, bond, mortgage, agreement, concession, franchise or other obligation, commitment or instrument (a “Contract”) to which the Company or the Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.5(b), any federal, state, local or foreign judgment, injunction, order, writ, ruling or decree (“Judgment”) or any federal, state, local or foreign statute, law, code, ordinance, rule or regulation (“Law”) applicable to the Company or the Company Subsidiary or their respective properties or assets.

(b) Except as set forth in Section 5.5 of the Company Disclosure Letter, no consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative, regulatory or other governmental agency, authority or commission, other governmental authority, entity or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or the Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than:

(i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the termination of the waiting period required thereunder, and (B) filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable federal, state or foreign competition, merger control, antitrust or similar Law (together with the HSR Act, the “Antitrust Laws”);

(ii) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy or information statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”), if such adoption is required by Law, (C) any information statement (the “Information Statement”) required under Rule 14f-1 in connection with the Offer and (D) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions;

(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business;

(iv) such filings as may be required under the rules and regulations of NYSE Amex; and

(v) Such filings as may be required in connection with Taxes under Section 8.11.

5.6 SEC Documents; Undisclosed Liabilities.

(a) The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents with the SEC required to be filed or furnished, as applicable, by the Company since January 1, 2009, under the Securities Act and the Exchange Act (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K as supplemented or amended, referred to collectively as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed or furnished (and if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed or furnished (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing, or in the case of registration statements and proxy statements, then on the dates of effectiveness and the dates of mailing, respectively) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has not received any written notification of, and to the Knowledge of the Company there are no, outstanding or unresolved comments in such comment letters received by the Company from the SEC.

(c) Each of the consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents filed since January 1, 2009, complied as to form at the time it was filed (and if amended or superceded by a filing or amendment prior to the date of this Agreement, then at the time of such filing and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles (“GAAP”) in all material respects (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(d) Except as set forth in Section 5.6 of the Company Disclosure Letter, neither the Company nor the Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except liabilities or obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company Subsidiary is not, nor has at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(e) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all material information relating to the Company, including the Company Subsidiary, that is required to be disclosed by the Company in the reports it files under the Exchange Act is timely made known to the Company’s management, including the principal executive officer and the principal financial officer or Persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(f) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in conformity with GAAP, together with the other reasonable assurances included in the above-referenced definition. Except as set forth in Section 5.6(f) of the Company Disclosure Letter, since January 1, 2011, the Company has not received any oral or written notification of any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by the Company, as certified by the Company’s independent accountants. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Exchange Act Rule 12b-2, as in effect on the date of this Agreement.

5.7 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement, at the date such Proxy Statement is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference therein.

5.8 Absence of Certain Changes or Events. Except in connection with this Agreement and the Transaction or as expressly contemplated or permitted by this Agreement, from January 1, 2011 to the date of this Agreement, the Company and the Company Subsidiary have conducted their respective businesses only in the ordinary course of business, and during that period there has not been: (a) any event arising in such period that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (b) and during such period there has not been any action by the Company or the Company Subsidiary that, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to Section 7.1.

5.9 Taxes.

(a) Each of the Company and the Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All material Taxes shown to be due on such Tax Returns, or otherwise required to have been paid by the Company or the Company Subsidiary, have been paid or reserved for in accordance with Section 5.9(b). None of the Company nor the Company Subsidiary has been a member of an affiliated group (within the meaning of section 1504(a) of the Code) or similar group of entities with which it joined, or was or may be required to join, in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis for any taxable period, except for such a group in which the Company was the common parent and the only other member of such group was the Company Subsidiary.

(b) The most recent financial statements included in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiary, whether or not yet due (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements to the extent required by GAAP. No material deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or the Company Subsidiary in any Proceeding that has not been completed or finally settled. No agreement has been entered into by or on behalf of the Company or the Company Subsidiary that has the continuing effect of extending the statute of limitations for assessment of collection of any Tax for which the Company or the Company Subsidiary may be liable.

(c) All Federal, state, local and foreign income Tax Returns of the Company and the Company Subsidiary have been examined by and settled, or have closed by virtue of the expiration of the relevant statute of limitations, for all taxable periods ending on or before December 31, 2007. All material assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid. No audit or other Proceeding with respect to Taxes due from the Company or the Company Subsidiary, or any Tax Return of the Company or the Company Subsidiary, is pending, being conducted or, to the Knowledge of the Company, threatened by any Governmental Entity. To the Knowledge of the Company, there are no existing circumstances that reasonably may be expected to result in the assertion of any claim by any Governmental Entity that either the Company or the Company Subsidiary has any material unsatisfied Tax obligations for which Tax Returns are required to have been filed or Tax is required to have been paid, collected or withheld. The Company and the Company Subsidiary have not participated in any “Tax amnesty” or similar program offered by any Governmental Entity to avoid the assessment of penalties or other additions to tax of any Tax.

(d) The Company and the Company Subsidiary are, and for all taxable periods ending on or after January 1, 2008 have been, in compliance in all material respects with all Tax Laws relating to (i) the classification for U.S. federal income Tax purposes of service providers as independent contractors or employees and (ii) Tax information reporting and the payment and withholding of Taxes, including the withholding of all Taxes required to be withheld in connection with payments to employees, independent contractors, creditors, stockholders or other third parties under applicable Tax Law.

(e) There are no material Liens for Taxes on the assets of the Company or the Company Subsidiary (other than for Taxes not yet due and payable, or the amount or validity of which is being contested in good faith and reserved for in accordance with Section 5.9(b)). Neither of the Company nor the Company Subsidiary is or has been a party to any Tax allocation, Tax sharing or similar agreement or arrangement except for agreements that do not deal principally with the sharing, allocation, or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such agreements (such as acquisition agreements, employment agreements, leases and loan agreements).

(f) Neither the Company nor the Company Subsidiary (i) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code in the five (5) years prior to the date of this Agreement.

(g) Neither the Company nor the Company Subsidiary has been a beneficiary or participated in a “reportable transaction” for which disclosure is required pursuant to Treasury Regulations Section 1.6011-4(b)(1) or similar provisions under state, local or foreign Tax Law, and no Tax Return has been filed by or on behalf of the Company or the Company Subsidiary with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made.

(h) Neither the Company nor the Company Subsidiary has any liability for the Taxes of any Person (other than the Company or the Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law),

(i) Neither the Company nor the Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) for which a Tax Return has not been filed as a result of any (i) change in method of accounting used by it in any Tax Return filed by it which change in method was made or is required or agreed to be made, and no application is pending with any Governmental Entity requesting permission for the Company or the Company Subsidiary to make any change in any accounting method that would require such an adjustment. or (ii) agreement with any Governmental Entity, including any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax applicable Law). Since January 1, 2008, neither the Company nor the Company Subsidiary has been the subject of any material allocations or adjustments or proposed allocations or adjustments by any Taxing authority under Section 482 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), including with respect to its transfer pricing methods.

(j) Neither the Company nor the Company Subsidiary has any deferred income or Tax Liability arising out of any transaction, except to the extent adequately reserved for on the balance sheet contained in the most recent consolidated financial statements of the Company included in the Company SEC Documents, or arising thereafter in the ordinary course of business consistent with past practice, including without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposition of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19), (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date.

(k) The Company has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l) Since January 1, 2008, no claim has been made in writing (or otherwise to the Knowledge of the Company), with respect to either the Company or the Company Subsidiary, by a taxing authority of any jurisdiction that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction or an obligation to file Tax Returns, in each case with respect to any Tax of a type for which such company did not file a Tax Return with, or pay Tax imposed by, such jurisdiction of such type for the most recently ended taxable period for which such a Tax payment or Tax Return was due. Neither of the Company nor the Company Subsidiary has conducted activities in any jurisdiction that will require it to pay Taxes or file Tax Returns in such jurisdiction of a type that it had not paid or filed in the most recently ended preceding taxable period for which Taxes or Tax Returns of such type would be due.

(m) Neither the Company nor the Company Subsidiary has a “permanent establishment” in any foreign country as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country and has conducted business operations that have exposed, or will expose, it to the taxing jurisdiction of a foreign country. The Company and the Company Subsidiary has complied with all applicable Tax laws and regulations of each country (including political subdivisions thereof) in which it has performed services.

(n) Since January 1, 2008, neither the Company nor the Company Subsidiary (i) has been a party to any joint venture, partnership or other agreement or arrangement which is treated (or required to be treated) as a partnership for federal income Tax purposes, (ii) owned any interest in an entity that, during such ownership, either was treated or required to be treated as an entity disregarded as separate from its owner for federal income Tax purposes, or was an entity as to which an election pursuant to Treasury Regulation Section 301.7701-3 has been made, except, in each case, as identified in federal income Tax Returns made available to Parent.

(o) The Company has made available to Parent complete and accurate copies of all of the following materials: (i) all income Tax Returns filed by the Company or the Company Subsidiary that relate to taxable periods ending on or after December 31, 2008; (ii) all examination reports relating to Taxes or Tax Returns of or with respect to the Company or the Company Subsidiary that were issued since January 1, 2008 as a result of audits, examinations or asserted failures to file Tax Returns or pay Taxes; (iii) all statements of Taxes assessed against or agreed to by the Company or the Company Subsidiary since January 1, 2008 that were not shown on Tax Returns filed for the relevant taxable period before such assessment or agreement and all related correspondence; (iv) all written rulings from, and written agreements with, any Governmental Entity relating to Taxes of the Company or the Company Subsidiary that were either received since January 1, 2008 or would have continuing effect in the determination of Tax for any taxable period for which a Tax Return has not yet been filed by Company or the Company Subsidiary, and any request for issuance of any ruling from a Governmental Entity on behalf of the Company or the Company Subsidiary since January 1, 2008 (regardless of whether the requested ruling was issued); (v) all elections relating to Taxes of the Company or the Company Subsidiary that have been filed by or on behalf of the Company or the Company Subsidiary with any Governmental Entity that would have continuing effect in the determination of Tax for any taxable period for which a Tax Return has not yet been filed by the Company or the Company Subsidiary; and (vi) to the extent requested in writing by the Parent, any other document relating to Taxes or Tax Returns of the Company or the Company Subsidiary.

(p) Neither the Company nor the Company Subsidiary has ever been, subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(q) Neither the Company nor the Company Subsidiary has had a relationship to any other Person which would cause it to be liable for Tax Liability of such other Person, including, without limitation, Tax payable by reason of Contract, assumption, transferee liability, or operation of Law. Neither the Company nor the Company Subsidiary has, in the past seven (7) years, (i) acquired assets from another Person (or was treated or required to be treated for Tax purposes as acquiring assets of a Person by reason of change in Tax status of such Person) in a transaction in which the federal income Tax basis for the acquired assets is required to have been determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of such transferring Person or (ii) become a successor to any Person by reason of any acquisition of a substantial part of the assets of another Person, whether by Contract or by operation of Law pursuant to a merger or consolidation or similar transaction. Section 5.9(q) of the Company Disclosure Letter sets forth sets forth a list of (w) any Person that, during the past seven (7) years, has merged with or into the Company or the Company Subsidiary, (x) any Person a majority of whose capital stock (or similar outstanding ownership interests), has been acquired, during the past seven (7) years, by the Company or the Company Subsidiary, (y) any Person all or substantially all of whose assets have been acquired, during the past seven (7) years, by the Company or the Company Subsidiary and (z) any prior names of the Company or any Person described in clauses (w) through (z) (each such Person, a “Predecessor”). Each of the representations made in this Section 5.9 with respect to the Company is accurate with respect to each such Predecessor and each subsidiary entity previously owned, directly or indirectly, by the Company, the Company Subsidiary or any Predecessor in any case in which either the Company or the Company Subsidiary may be held liable for (or its assets or subject to liability in respect of) Tax obligations of such Predecessor or subsidiary entity.

(r) For purposes of this Agreement:

“Taxes” includes any tax or duty or similar governmental fee, levy, assessment or charge, of any kind whatsoever, whenever created or imposed, imposed by a Governmental Entity, including all penalties additions to tax or additional amounts arising with respect to the foregoing items such amounts or the obligation to file Tax Returns, and any interest on any of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement in connection with the determination of or liability for any Tax that is required to be filed or is actually filed with a Governmental Entity or provided to another person in connection the administration of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

5.10 Labor Relations. Neither the Company nor the Company Subsidiary is party to a collective bargaining agreement. Since January 1, 2010, neither the Company nor the Company Subsidiary has experienced any material strikes, work stoppages, slowdowns, lockouts or, to the Knowledge of the Company, union organization attempts, and, to the Knowledge of the Company, there is no such item threatened against the Company or the Company Subsidiary.

5.11 Employee Benefits.

(a) Section 5.11(a) of the Company Disclosure Letter contains a list, as of the date hereof, of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (“Company Welfare Plans”) and all other Company Benefit Plans (as defined in Section 5.11(k)) sponsored, maintained or contributed to by the Company or the Company Subsidiary or any other ERISA Affiliate for the benefit of any employee or former employee of the Company or the Company Subsidiary, or with respect to which the Company or the Company Subsidiary has or may be reasonably expected to have any material liability, for the benefit of any current or former employees, officers or directors of the Company or the Company Subsidiary or any ERISA Affiliate. Each Company Benefit Plan has been administered in compliance with its terms and applicable Law and otherwise complies with applicable Law in all respects. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan or other plan listed in Section 5.11(a) of the Company Disclosure Letter (or, in the case of any such Company Benefit Plan that is unwritten, a description thereof), (ii) the three most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each such plan (if any such report was required), (iii) the most recent summary plan description and each summary of material modification for each such Company Benefit Plan for which such summary plan description is required, (iv) each trust, service, investment management, or insurance agreement and group annuity contract relating to any such Company Benefit Plan, and (v) copies of any nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Company Benefit Plan that is subject to nondiscrimination and/or top-heavy testing. Section 5.3(a) of the Company Disclosure Letter contains a list of all Company Employee Stock Options and Company Restricted Stock outstanding under the Company Stock Plan as of the Measurement Date.

(b) All Company Pension Plans intended to be tax-qualified for U.S. federal income tax purposes have been the subject of determination letters from the Internal Revenue Service, or relied upon opinion letters issued by the Internal Revenue Service to sponsors of prototype plan documents, to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to the Knowledge of the Company, nothing has occurred that could reasonably expected to adversely affect such determination or opinion, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter (or application therefor) or opinion letter in any respect that would reasonably be expected to adversely affect its qualification or materially increase its costs. All amendments required to maintain each such Company Benefit Plan’s compliance with applicable law, including the Economic Growth and Tax Relief Reconciliation Act of 2001, Pension Protection Act of 2006, HEART Act, and subsequent legislation or administrative requirements which have subsequently become effective through the date hereof, have been timely adopted and implemented. No Company Benefit Plan currently holds or within the past five years has held securities of the Company or any ERISA Affiliate. All reports, forms and other documents required to be filed with any Government Authority or furnished to employees with respect to any Company Benefit Plan (including summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.

(c) Except as set forth in Section 5.11(c) of the Company Disclosure Letter, no Company Benefit Plan provides, and neither of the Company nor the Company Subsidiary is required to provide, health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or the Company Subsidiary after retirement or other termination of service (other than coverage or benefits required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law).

(d) None of the Company, the Company Subsidiary, any ERISA Affiliate or any predecessor thereof contributes to, or has in the past six years contributed to or been obligated to contribute to, any Multiemployer Plan or benefit plan subject to Title IV of ERISA or Section 412 of the Code.

(e) Except as set forth in Section 5.11(e) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, (i) entitle any employee, officer or director of the Company or the Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement. Except as set forth in Section 5.11(e) of the Company Disclosure Letter, (a) neither the Company nor the Company Subsidiary is obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof) nor any payment that would not be deductible by reason of Sections 162(m) of the Code; and (b) there is no written or unwritten agreement, plan, arrangement or other contract by which the Company or any of its subsidiaries are bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(f) With respect to each applicable Company Benefit Plan, (i) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any such Company Benefit Plan or fiduciary thereto or against the assets of any such Company Benefit Plan; (ii) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to any Company Benefit Plan; (iii) to the Knowledge of the Company, there has been no breach by the Company or the Company Subsidiary of fiduciary duty with respect to any Company Benefit Plan (including violations under Part 4 of Title I of ERISA); and (iv) each Company Benefit Plan complies in form and in operation in all material respects with all applicable Laws.

(g) Except as set forth in Section 5.11(g) of the Company Disclosure Letter, no Company Benefit Plan provides for any material increase in benefits or accelerated vesting of benefits upon the occurrence of any of the Transactions, and the value of benefits under any Company Benefit Plan will not be calculated on the basis of any of the Transactions.

(h) Benefits under each Company Welfare Plan (with the exception of any medical expense reimbursement arrangements subject to Sections 105 and 125 of the Code) are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any of its ERISA Affiliates, the premiums for which are paid directly by the Company or its ERISA Affiliates from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to any such Company Plan requires or permits retroactive increase in premiums or payments due thereunder. Each of the Company Welfare Plans is subject to a stop-loss insurance policy under which the Company is an insured party, and the Company has complied with all terms of such stop-loss policy and has timely paid all premiums owing with respect to such stop-loss policy through the date of this Agreement. The Transactions will not cancel, impair, or reduce amounts payable under any such stop-loss insurance policy.

(i) Except as set forth in Section 5.11(i) of the Company Disclosure Letter, (a) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, with no more than thirty (30) days advance notice without liability to Company or the Company Subsidiary (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses typically incurred in a termination event); (b) none of the Company Benefit Plans will be subject to any surrender fees, market value adjustment, deferred sales charges, commissions, or other fees or charges upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination; and (c) the Company and the Company Subsidiary may, without cost, withdraw their employees, directors, officers and consultants from any employee benefit plan in which the Company or the Company Subsidiary is a participating employer or which the Company or the Subsidiary does not sponsor.

(j) (i) each Company Benefit Plan or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been at all times in compliance with Section 409A of the Code, its Treasury regulations, and any administrative guidance relating thereto; (ii) no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan or other contract, plan, program, agreement, or arrangement; and (iii) neither the Company nor the Company Subsidiary is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(k) As used in this Agreement, the term “Company Benefit Plan” means each Company Pension Plan, Company Welfare Plan, Company Benefit Agreement, and each other bonus, pension, profit sharing, change-in-control, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance, fringe benefit, hospitalization, medical or other plan, program or arrangement that is sponsored, maintained or contributed to by the Company or the Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or the Company Subsidiary, other than (i) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”), or (ii) any plan, program or arrangement mandated by applicable Law. The term “Company Benefit Agreement” means each individual employment, severance or termination agreement between the Company or the Company Subsidiary and any current or former employee, officer or director of the Company or the Company Subsidiary, other than any agreement mandated by applicable Law. The term “ERISA Affiliate” means any entity that, together with the Company or the Company Subsidiary, would be treated as a single employer under Section 414 of the Code.

(l) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or is obligated to contribute to, any material employment, severance or similar contract or arrangement (whether or not written) or any material plan, policy, fund, program or arrangement or contract, including multiemployer plan, retirement savings, superannuation, pension, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and any other employee benefit plan, agreement, program, policy or other arrangement that is maintained outside the United States primarily for the benefit of Persons substantially all of whom are “nonresident aliens” within the meaning of Section 4(b)(4) of ERISA.

It is agreed and understood that the representations and warranties contained in this Section 5.11 are the only representations and warranties by the Company in this Agreement relating to employee benefit matters.

5.12 Litigation. Except as set forth in Section 5.12 of the Company Disclosure Letter, (i) there is no Proceeding pending or threatened in writing or, to the Knowledge of the Company, orally against the Company or the Company Subsidiary, (ii) there is no Judgment outstanding against the Company or the Company Subsidiary or any of their respective assets, and (iii) the Company has not received any written notification of, and to the Knowledge of the Company there is no, investigation by any Governmental Entity involving the Company or the Company Subsidiary or any of their respective assets.

5.13 Compliance with Applicable Laws.

(a) Each of the Company and the Company Subsidiary is in compliance with all applicable Laws and Judgments, except for instances of noncompliance that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company and the Company Subsidiary have in effect all material certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses as currently conducted. Neither the Company nor the Company Subsidiary has received any written communication from a Governmental Entity (i) that alleges that the Company or the Company Subsidiary is not in compliance with, or is subject to any liability under, any Permit, applicable Law or Judgment or (ii) relating to the revocation or modification of any Permit.

5.14 Title to Properties.

(a) The Company and the Company Subsidiary have a valid leasehold interest in or otherwise have the valid right to use all real property used by them in their business as presently conducted. Neither the Company nor the Company Subsidiary owns any real property.

(b) The Company and the Company Subsidiary have complied with the terms of all real property leases to which each is a party, and all real property leases to which the Company or the Company Subsidiary is a party are in full force and effect. None of the Company nor the Company Subsidiary has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material lease to which it is a party.

(c) The Company and the Company Subsidiary own, have a valid leasehold interest in or otherwise have the right to use all of the personal property used in the conduct of their businesses as presently conducted, free and clear of all Liens, other than Permitted Liens. Such assets are sufficient to conduct their business as presently conducted. Such assets are in sufficiently good condition to permit the conduct of their business after Closing in the same manner as it was conducted prior to the Closing.

5.15 Intellectual Property.

(a) The Company and the Company Subsidiary own free and clear of Liens (other than Permitted Liens), or are validly licensed or otherwise have the valid right to Exploit, all (i) patents, patent rights, patent applications, patent disclosures, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs as well as any reissues, continuations, continuations-in-part, divisions, provisionals, revisions, extensions or reexaminations thereof (collectively, the “Patent Rights”), (ii) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade dress, corporate names, logos and slogans and domain names and registrations and applications for registration thereof, together with all goodwill associated with each of the foregoing (collectively, the “Trademarks”), (iii) copyrights (including registrations and applications for registration thereof), works of authorship, copyrightable works (including but not limited to Software) and database rights, including moral rights of authors, (iv) inventions, invention disclosures, statutory invention registrations, trade secrets, know-how, processes and techniques and other confidential information, whether patentable or nonpatentable and whether or not reduced to practice, (v) network and web site domain name and other universal resource locator (URL) registrations; Facebook, Twitter, Google Plus and other social networking names, tags and registrations; AdWords, AdCenter, SmartAds and other search, advertising and directory keyword rights; and applications for each of the foregoing; and (vi) other intellectual property and proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions), including, but not limited to, rights to recover for past, present and future violations thereof (all of the foregoing, the “Intellectual Property Rights”), that are (A) necessary to Exploit the products and services distributed, provided, licensed or sold by the Company or the Company Subsidiary in the manner so done currently and contemplated to be done by the Company and the Company Subsidiary, (B) necessary to Exploit the Internal Systems as they are currently used and contemplated to be used by the Company and the Company Subsidiary, and (C) material to the conduct of the business of the Company and the Company Subsidiary in the ordinary course taken as a whole as conducted prior to the Effective Time and as contemplated to be conducted by the Company and the Company Subsidiary after the Effective Time. Section 5.15(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete description and list of (1) all Intellectual Property Rights that are registered or for which applications to register are pending with any Governmental Entity in the name of the Company or the Company Subsidiary, alone or jointly with others (the “Registered IP”), and (2) all other material unregistered Trademarks, trade names and fictitious names owned by the Company or the Company Subsidiary (the foregoing, along with the Registered IP and all other Intellectual Property Rights owned by the Company or the Company Subsidiary, the “Company Owned IP”).

(b) No claims, actions, suits or proceedings are pending or, to the Knowledge of the Company, threatened, that the Company or any of the Company Subsidiary has infringed or is infringing, making unauthorized use or disclosure of, misappropriating, or violating or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right, or challenging the ownership, right to Exploit, validity or enforceability of any Intellectual Property Rights owned or used by the Company or the Company Subsidiary, and, to the Knowledge of the Company, no Person is infringing, making unauthorized use or disclosure of, misappropriating, or violating, or has infringed, made unauthorized use or disclosure of, misappropriated or violated, the rights of the Company or the Company Subsidiary with respect to any Intellectual Property Right.

(c) Except for (i) Liens created under the Company Senior Credit Agreement (which Liens will be released and terminated prior to or in connection with the Merger Closing) and (ii) license rights granted to the Company's customers in the ordinary course of business and pursuant to the agreements that have been made available to Parent by the Company, the Company or the Company Subsidiary is the sole and exclusive owner of all right, title and interest in and to the Company Owned IP. Neither the Company nor the Company Subsidiary has permitted its rights in the Company Owned IP to lapse or enter the public domain.

(d) All necessary application, renewal and maintenance fees and filings in connection with each item of Registered IP have been paid and filed with the relevant patent, copyright, Trademark, domain registrars and other authorities in the United States and foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered IP. Enumerated in Section 5.15(d) of the Company Disclosure Letter for each item of Registered IP is the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owner(s), the current status of the registration application and the next steps required to be taken in connection with such application and the deadlines therefor, as applicable.

(e) Section 5.15(e) of the Company Disclosure Letter identifies (i) each item of Company Licensed IP and the license or agreement pursuant to which the Company or the Company Subsidiary currently Exploits it (excluding commercial off-the-shelf Software licenses that are part of the Internal Systems with per-user license fees of One Thousand Dollars ($1,000) or less, but including Open Source Materials), and (ii) all licenses, sublicenses and other agreements that require the Company or the Company Subsidiary to license, assign or otherwise grant rights to any additions, derivatives, modifications or improvements to Company Licensed IP made by or for the Company or the Company Subsidiary to any third party (each of (i) and (ii), a “Company Inbound License”). The Company and the Company Subsidiary are in material compliance with the terms and conditions of each such Company Inbound License, and they have made available to Parent copies of all such Company Inbound Licenses. Neither the Company nor the Company Subsidiary is a party to any oral license, sublicense or other contract or understanding which, if reduced to written form, would be required to be listed as a Company Inbound License in Section 5.15(e) of the Company Disclosure Letter. None of the products or services distributed, provided, licensed or sold by the Company or the Company Subsidiary, or any Internal Systems, (A) contains or otherwise requires for Exploitation any unlicensed third party Intellectual Property Rights, or (B) includes “shareware,” “freeware” or other Software that was obtained by the Company or the Company Subsidiary from third parties other than pursuant to the Company Inbound Licenses.

(f) Section 5.15(f) of the Company Disclosure Letter identifies each license, sublicense, covenant or other agreement pursuant to which the Company or the Company Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Company IP (each, a “Company Outbound License”). The Company has made available to Parent accurate and complete copies of all such Company Outbound Licenses identified above, and the Company and the Company Subsidiary are in compliance with all material terms and conditions of such Company Outbound Licenses. Except as provided in customer contracts entered into in the ordinary course of business the forms of which have been made available to Parent by the Company, neither the Company nor the Company Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property Rights with respect to any product distributed, licensed or sold by the Company or the Company Subsidiary or any third party Intellectual Property Rights.

(g) Except as set forth in Section 5.15(g) of the Company Disclosure Letter, neither the Company nor the Company Subsidiary infringes or misappropriates any Intellectual Property Rights of any other Person, and neither the Company nor the Company Subsidiary has received written notice (or the Knowledge of the Company, oral notice) from any Person claiming that the Company or the Company Subsidiary infringes or misappropriates any Intellectual Property Rights of any Person (or does the Company have Knowledge of any basis therefor). The operation of the business of the Company and the Company Subsidiary as it is currently conducted and as it is contemplated to be conducted does not and will not constitute unfair competition or trade practices under the laws of any jurisdiction. There are no consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or inter partes decisions to which the Company or a Company Subsidiary is a party or is otherwise bound that (i) restrict in any material respect the rights of the Company or the Company Subsidiary to use, transfer, license or enforce any Company Owned IP, (ii) restrict in any material respect the conduct of the business of the Company or the Company Subsidiary in order to accommodate a third Person’s Intellectual Property Rights, or (iii) grant any third Person any material right with respect to any Company Owned IP.

(h) Each of the Company and the Company Subsidiary has (i) taken commercially reasonable steps and implemented commercially reasonable procedures to protect, enforce and maintain the confidentiality of information that constitutes a trade secret or confidential information of the Company or the Company Subsidiary, and (ii) complied with all applicable contractual and legal requirements pertaining to information privacy, personal information and security other than non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect. No written complaint (or to the Knowledge of the Company, oral complaint) relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiary. There has been no (A) unauthorized disclosure of any third party proprietary or confidential information or any personal information in the possession, custody or control of the Company or the Company Subsidiary, or (B) breach of the security procedures applicable to the Company or the Company Subsidiary. All current officers, employees, consultants and independent contractors of the Company or the Company Subsidiary have executed and delivered to the Company or the Company Subsidiary valid and binding agreements substantially in the form provided to Parent (1) requiring them to protect and preserve the confidentiality of the information that constitutes a trade secret or confidential or proprietary information of the Company and/or the Company Subsidiary and (2) expressly assigning to the Company or the Company Subsidiary all Intellectual Property Rights arising from the services performed for the Company or the Company Subsidiary by such Persons. Neither the Company nor the Company Subsidiary has received any written notice from any current or former employees or consultants of the Company or the Company Subsidiary claiming any ownership interest in any Intellectual Property Rights owned or used by the Company or the Company Subsidiary.

(i) The Company and the Company Subsidiary have taken commercially reasonable steps and implemented commercially reasonable procedures with respect to protecting the Internal Systems and the products distributed, licensed or sold by the Company or the Company Subsidiary from viruses, worms, Trojan horses, malicious or unauthorized code, “time bombs,” disabling programs, or similar programs that may or are intended to impair or prevent their intended performance or otherwise permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of any data, Software, computer systems or networks and from unauthorized access thereto. To the Knowledge of the Company, since January 1, 2010, there have been no successful unauthorized intrusions or material breaches of the security of the Internal Systems of the Company or the Company Subsidiary.

(j) No government funding, facilities or resources of a university, college, other educational institution or research center, or funding from third parties has been used in the development of any Company Owned IP (or products created with any Company Owned IP), and no Governmental Entity, including any university, college, other educational institution or research center has any claim or right in or to the Company Owned IP (or products created with any Company Owned IP). No current or former employee, consultant or independent contractor of the Company or the Company Subsidiary who was involved in, or who contributed to, the creation or development of any material element of any Intellectual Property Rights (or products created with any Intellectual Property Rights) (“Development Services”), has performed Development Services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing Development Services for the Company or the Company Subsidiary.

(k) Except for Company Owned IP, the Company does not claim ownership rights in “technical data,” “computer software” and “computer software documentation” (for purposes of this Section 5.15(k), as those terms are defined under the Federal Acquisition Regulation and its supplemental regulations) developed, delivered, or used under or in connection with the Government Contracts.

5.16 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” means:

(i) any Contract that is a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract containing covenants binding upon the Company or the Company Subsidiary that materially restrict the ability of the Company or the Company Subsidiary to compete in the business as currently conducted by the Company or the Company Subsidiary, taken as a whole, in any geographic area or with any Person;

(iii) any Contract pursuant to which the Company or the Company Subsidiary is subject to continuing indemnification or “earn-out” obligations, in each case, that would reasonably be expected to result in payments by the Company or the Company Subsidiary in excess of $500,000;

(iv) any Contract for the acquisition, sale, lease or license of material properties or assets of the Company or the Company Subsidiary, taken as a whole, outside the ordinary course of business (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2010;

(v) any Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company or the Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person in an amount in excess of $500,000 (other than in the Company or the Company Subsidiary and other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business consistent with past practice);

(vi) involving the annual payment or receipt of amounts of more than $500,000 in the aggregate calculated based upon the revenues of the Company or the Company Subsidiary or revenues related to any product or service of the Company or the Company Subsidiary;

(vii) containing any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person;

(viii) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other Transactions;

(ix) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for non-material Contracts entered into in the ordinary course of business;

(x) that was not negotiated and entered into on an arm’s-length basis;

(xi) any Contract between the Company or the Company Subsidiary and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares; or

(xii) any Material Government Contract (as defined herein).

(b) The Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement, except for this Agreement, Contracts filed or incorporated by reference as an Exhibit to the Company’s most recent annual report on Form 10-K and Contracts filed as an Exhibit to any of the Company’s quarterly reports on Form 10-Q or current reports on Form 8-K filed since the filing of Company’s most recent annual report on Form 10-K. Each Material Contract is a valid, binding and legally enforceable obligation of the Company or the Company Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as, individually or in the aggregate, are not having and would not reasonably be expected to have a Material Adverse Effect and except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a Proceeding in equity or at law) and any implied covenant of good faith and fair dealing. Each of the Company and the Company Subsidiary has complied in all material respects with the terms and conditions of the Material Contracts and is not (with or without notice or lapse of time, or both) in breach or default thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.17 Government Contracts.

(a) Definitions. The following capitalized terms, when used in this Agreement, shall have the respective meanings set forth below:

(i) “Active,” whether or not capitalized, means (A) when used to modify any Government Contract that is a Government Prime Contract or Government Subcontract, that final payment has not been made on such Government Prime Contract or Government Subcontract, (B) when used to modify any Government Contract that is a Teaming Agreement, that such Teaming Agreement has not terminated or expired, and (C) when used to modify a Government Contract that is a Government Contract Government Contract Bid, that such Government Contract Bid is still valid and outstanding.

(ii) “Government Contract” means any Government Prime Contract, Government Subcontract, Government Contract Bid or Teaming Agreement.

(iii) “Government Contract Bid” means any bid, proposal, offer or quotation made by either the Company or the Company Subsidiary, or by a contractor team or joint venture in which either the Company or the Company Subsidiary is participating, that, if accepted, would lead to a Government Prime Contract or a Government Subcontract.

(iv) “Government Furnished Property” means property in the possession of, or directly acquired by, the U.S. Government and subsequently furnished to the Company or the Company Subsidiary for performance of a Government Contract. The term includes, but is not limited to, spares and property furnished for repair, maintenance, overhaul, or modification. Government Furnished Property also includes contractor-acquired property if the contractor-acquired property is a deliverable under a cost contract when accepted by the U.S. Government for continued use under the contract.

(v) “Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind between either or both of the Company and the Company Subsidiary and a Governmental Entity.

(vi) “Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, change order, arrangement or other commitment of any kind pursuant to which (A) either the Company or the Company Subsidiary has agreed to provide goods or services to any prime contractor, to a Governmental Entity or any higher-tier subcontractor; or (B) a subcontractor or vendor has agreed to provide goods or services to the Company or the Company Subsidiary, where, in either event, such goods or services ultimately will benefit or be used by a Governmental Entity.

(vii) “State Government” means any state, territory or possession of the United States or any department or agency of any of the above with statewide jurisdiction and responsibility.

(viii) “Teaming Agreement” has the same meaning as the term, “Contractor team arrangement,” as defined in Federal Acquisition Regulation (“FAR”) 9.601.

(ix) “U.S. Government” means the United States Government or any department, agency or instrumentality thereof.

(b) Certain Matters Relating to Government Contracts. The Company and the Company Subsidiary each represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

(i) Section 5.17(b)(i) of the Company Disclosure Letter lists the following (collectively, the “Material Government Contracts” and each individually a “Material Government Contract”): (A) all Active Government Contracts; (B) all Government Contract Bids; and (C) all Government Contracts pursuant to which the Company or the Company Subsidiary is currently or is reasonably likely to experience cost, schedule, technical or quality problems that could result in claims against the Company or the Company Subsidiary (or their respective successors in interest) by a Governmental Entity, a prime contractor or a higher-tier subcontractor. The Company has made available to Merger Sub true and complete copies of all Active Government Contracts, including any and all amendments and other modifications thereto. With respect to each Active Government Contract, Section 5.17(b)(i) of the Company Disclosure Letter accurately lists (x) the contract number, (y) the award date, and (z) the contract end date. With respect to each such Active Government Contract Bid, Section 5.17(b)(i) of the Company Disclosure Letter accurately lists: (1) the request for proposal (“RFP”) number or, if such Active Government Contract Bid is for a task order under a prime contract, the applicable prime contract number; (2) the date of proposal submission; (3) the expected award date, if known; (4) the estimated period of performance; and (5) the estimated value based on the proposal, if any. Except as set forth in Section 5.17(b)(i) of the Company Disclosure Letter, the Active Government Contracts (or, where applicable, prime government contracts under which any Active Government Contracts were awarded) are not currently the subject of bid or award protest proceedings, and to the Knowledge of the Company, no such Active Government Contracts (or, where applicable, prime government contracts under which any Active Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest proceedings. No Person has notified the Company or the Company Subsidiary, in writing or, to the Knowledge of the Company, orally, that any Governmental Entity, prime contractor or higher-tier subcontractor under a Government Contract intends to seek the Company’s or the Company Subsidiary’s agreement to lower rates under any of the Government Contracts or Government Contract Bids, including, without limitation, any task order under any Government Contract Bids.

(ii) Except as set forth in Section 5.17(b)(ii) of the Company Disclosure Letter: (A) the Company and the Company Subsidiary have complied in all material respects with all terms and conditions of each Government Contract and Government Contract Bid to which it is a party, and has performed in all material respects all obligations required to be performed by it thereunder; (B) the Company and the Company Subsidiary have complied in all material respects with all statutory and regulatory requirements, including, without limitation, the Federal Acquisition Regulation and any applicable agency-specific acquisition regulation and related cost principles, where and as applicable to each of the Active Government Contracts and the Active Contract Bids; (C) all representations and certifications executed, acknowledged or set forth in or pertaining to Government Contracts were current, accurate and complete when made, and the Company and the Company Subsidiary have complied in all material respects with all such representations and certifications to the extent they impose ongoing obligations; (D) neither the Company nor the Company Subsidiary has received in writing, or to the Knowledge of the Company orally, any show cause, cure, deficiency, default or similar notice that the Company or the Company Subsidiary has defaulted, breached or violated, or is alleged to have defaulted, breached or violated, any applicable Law, certification, disclosure obligation, provision or requirement pertaining to any Active Government Contract or Government Contract Bid and to the Knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds for such notice; (E) neither the Company nor the Company Subsidiary has received any written notice (or to the Knowledge of the Company, oral notice) of termination, and to the Knowledge of the Company, no Person has threatened to terminate such Government Contract; (F) no payments due to the Company or the Company Subsidiary pertaining to such Government Contract have been withheld or set off nor has any claim been made to withhold or set off money; (G) none of the execution, delivery or performance of this Agreement and the other documents contemplated by this Agreement does or will conflict with or result in a breach of or default under any Active Government Contract or require termination of any Active Government Contract due to loss of preferential status; (H) no Government Contract or Government Contract Bid is based on the Company or the Company Subsidiary having § 8(a) status, small business status, small disadvantaged business status, protégé status, or other preferential status afforded by federal statute or regulation; and (I) neither the Company nor the Company Subsidiary has submitted to any Governmental Entity any inaccurate, incomplete or non-current cost or pricing data or false certifications in connection with any Government Contract Bid, report, claim or any other information relating to any Government Contract.

(iii) Neither the Company nor the Company Subsidiary nor any of their respective managers, trustees, directors, officers or employees is (or has been at any time during the past five (5) years):

(A) under any material administrative, civil, or criminal investigation, lawsuit, subpoena, demand, discovery request, proceeding, claim, dispute, mediation, arbitration or indictment by any Governmental Entity (in each case, other than broad based routine audits or inquiries in the ordinary course) or (B) subject to any material administrative investigation or material audit by any Governmental Entity, in either case with respect to any act or omission arising under or relating to any Government Contract; or

(B) suspended or debarred (or, to the Company’s Knowledge, proposed for debarment or suspension) from doing business with any Governmental Entity, or has been declared nonresponsible or ineligible or otherwise excluded from participation in the award of any Government Contract, or for any reason listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs. To the Knowledge of the Company, no debarment, suspension or exclusion proceeding has been initiated against the Company, the Company Subsidiary, or any of their respective managers, directors, officers or employees in connection with the performance of their duties for or on behalf of the Company or the Company Subsidiary. Additionally, to the Knowledge of the Company, there are no circumstances that would warrant the institution of suspension or debarment proceedings against either the Company or the Company Subsidiary, criminal or civil fraud or other criminal or civil proceedings against any of the officers, directors or employees of the Company or the Company Subsidiary, or a determination of nonresponsibility or ineligibility of the Company or the Company Subsidiary in the future.

(iv) Neither the Company, nor the Company Subsidiary nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or consultants is, in connection with an active Government Contract, in receipt or possession of any competitor or government proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

(v) Except for routine audits or inquiries in the ordinary course, (A) since January 1, 2006, to the Knowledge of the Company, neither the Company nor the Company Subsidiary has undergone and is currently undergoing any audit, review, inspection, investigation, survey or examination of records relating to any Government Contract; (B) neither the Company nor the Company Subsidiary has received written notice of or, to the Knowledge of the Company, undergone any investigation or review relating to any Government Contract; (C) to the Knowledge of the Company, no such audit, review, inspection, investigation, survey or examination of records is threatened or pending; and (D) neither the Company nor the Company Subsidiary has received any official notice that it is or was being specifically audited or investigated by the General Accounting Office, the Defense Contract Audit Agency of the United States Government (the “DCAA”), the U.S. Congress, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the Department of Justice (including any United States Attorney).

(vi) None of (A) the Company nor the Company Subsidiary, or (B) to the Knowledge of the Company, any Representatives of the Company or the Company Subsidiary, or (C) to the Knowledge of the Company, any of the independent sales representatives, resellers, consultants, intermediaries and distributors of the Company or the Company Subsidiary, have violated: (1) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; or (2) any other applicable anti-corruption and/or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity of any jurisdiction applicable to the Company (collectively, the “Applicable Anti-Corruption Laws”).

(vii) Neither the Company nor the Company Subsidiary has (nor has the any director, officer, agent, or employee of either the Company or the Company Subsidiary or any other person, acting on behalf of either the Company or the Company Subsidiary) directly or indirectly: used any of the Company’s or the Company Subsidiary’s funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the Company’s or the Company Subsidiary’s funds; established or maintained any unlawful or unrecorded fund of the Company’s or the Company Subsidiary’s monies or other assets; made any false or fictitious entry on the books or records of the Company or the Company Subsidiary; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or the Company Subsidiary, or to pay for favorable treatment for business secured or for special concessions already obtained for the Company or the Company Subsidiary.

(viii) Neither the Company nor the Company Subsidiary, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or consultants, is (or has been, during any of the last five years) under administrative, civil (including, but not limited to, claims made under the False Claims Act or the Truth in Negotiations Act) or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement, noncompliance or omission arising under or relating to any Government Contract, and, to the Knowledge of the Company, there is no irregularity, misstatement, noncompliance, act or omission arising under or relating to any Government Contract that could reasonably be expected to lead to any administrative, civil or criminal investigation, indictment or information. To the Knowledge of the Company, there exists no basis for a claim of any liability of any either the Company or the Company Subsidiary by any Governmental Entity as a result of defective cost and pricing data submitted to any Governmental Entity. Neither the Company nor the Company Subsidiary has received any allegations from employees, consultants or independent contractors with respect to any alleged act or omission arising under or relating to (A) liability under the False Claims Act; (B) a claim for price adjustment under the Truth in Negotiations Act; or (C) any other request for a reduction in the price of any Government Contracts based on violations of Laws, including, without limitation, to claims based on actual or alleged defective pricing.

(ix) The Company and the Company Subsidiary have complied in all material respects with Federal Acquisition Regulation ethical rules and suspension/debarment regulations that went into effect on December 12, 2008 (the “FAR Ethics Rules”). Neither the Company nor the Company Subsidiary has conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government or any State Government with respect to any alleged irregularity, misstatement, noncompliance, or omission arising under or relating to any Government Contract. Neither the Company nor the Company Subsidiary has made a disclosure required under FAR § 3.1003 in connection with the award, performance, or closeout of a Government Contract performed by the Company or the Company Subsidiary or either the Company’s or the Company Subsidiary’s subcontractors, and, to the Knowledge of the Company, there are no facts that would require mandatory disclosure under FAR § 3.1001. The Company and the Company Subsidiary have undertaken the appropriate level of review or investigation to determine whether either the Company or the Company Subsidiary is required to make any disclosures to any Governmental Entity under the FAR Ethics Rules. To the Company’s Knowledge, there exist no facts or circumstances that, with the passage of time or the giving of notice or both, would constitute a material violation of the FAR Ethics Rules.

(x) Except for Permitted Liens, none of the Government Contracts, nor proceeds of any Government Contracts, have been assigned or otherwise conveyed or transferred to third parties and neither the Company nor the Company Subsidiary has agreed to assign or otherwise convey or transfer to any third party any Government Contract or proceed therefrom.

(xi) To the Knowledge of the Company, neither the Company nor the Company Subsidiary has had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that could reasonably be expected to create in any procurement an “organizational conflict of interest” as defined in Subpart 9.5 of the FAR, or Section 207 of the Weapon Systems Reform Act of 2009, for the Company or the Company Subsidiary.

(xii) Except as set forth in Section 5.17(b)(xii) of the Company Disclosure Letter, there exists no written notice of any outstanding claims against either the Company or the Company Subsidiary, by the U.S. Government, any State Government, or any prime contractor, subcontractor, vendor or other third party, arising under or relating to any active Government Contract. No money due to either the Company or the Company Subsidiary pertaining to any active Government Contract has been withheld or set off other than in accordance with the withholding provisions of any such Government Contract.

(xiii) Each of the Company’s and the Company Subsidiary’s cost accounting systems is in compliance with applicable Laws, and has not been determined by any Governmental Entity not to be in compliance with applicable Law. Neither the Company nor the Company Subsidiary has incurred any material costs on any active cost-reimbursable Government Contract that are not “allowable” costs pursuant to FAR § 31.201-2 and any other applicable law or regulation and that have not been properly recorded as such in its cost accounting books and records. All Indirect Cost rates under the Active Government Contracts are being billed consistent with the Company’s provisional rates. “Indirect Cost” has the meaning given to such term in 48 C.F.R. Section 2.101. The Company Subsidiary has provided to DCAA incurred cost submissions through December 31, 2010. The reserves established by the Company and the Company Subsidiary with respect to possible adjustments to the indirect and direct costs incurred on any active Government Contract are reasonable and are adequate to cover any potential adjustments resulting from audits of any such Government Contract. There is no Active Government Contract for which the most recent estimated total costs of completing, as estimated in good faith by the Company, indicate that such Active Government Contract will be completed at a loss (i.e., an estimation by the Company that the Company's total cost of performance as reasonably calculated by the Company will exceed the total payments to the Company by the customer), nor will any Government Contract Bid or other bid, offer or proposal, if accepted, result in a Government Contract that will be completed by the Company at a loss (i.e., the Company's total cost of performance, as reasonably calculated by the Company, exceeding the total payments by the customer), as estimated in good faith by the Company (and based upon assumptions that the Company's management believes to be reasonable and subject to such assumptions being fulfilled). No payment has been made by the Company or the Company Subsidiary or by a Person acting on either’s behalf to any Person (other than to any bona fide employee or agent of the Company or Company Subsidiary, as defined in subpart 3.4 of the Federal Acquisition Regulation) that is or was contingent upon the award of any Government Contract or that would otherwise be in violation of any applicable procurement law or regulation or any other Laws.

(xiv) Except as set forth in Section 5.17(b)(xiv) of the Company Disclosure Letter, neither the Company nor the Company Subsidiary is performing “at risk” under any anticipated Government Contract or any anticipated option exercise or modification thereof prior to award, option exercise or modification, or has made any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or other similar clause(s) limiting the U.S. Government’s liability on any active Government Contract.

(xv) No former U.S. Government “employee” (as that term is defined in 5 C.F.R. § 2641.104 (2011)) who currently is employed by either the Company or the Company Subsidiary in a key management position is in violation of any applicable post-government employment conflict of interest restriction or other prohibition in any statute or regulation solely as a result of his or her employment in, or performance of the duties incident to, such position.

(xvi) Insofar as required by applicable Law, the Company and the Company Subsidiary have complied in all material respects with all requirements concerning the management of the Government Furnished Property, including without limitation all requirements for the inventorying, reporting, proper care and maintenance of such Government Furnished Property, in connection with the Government Contracts, as well as all requirements pertaining to the use and/or rental (whether permitting or prohibiting such use and/or rental, as the case may be) of such Government Furnished Property other than in connection with the Government Contracts to which such property relates. There are no outstanding loss, damage or destruction reports that have been or should be submitted to the U.S. Government in respect of any such Government Furnished Property. Except as set forth in Section 5.17(b)(xvi) of the Company Disclosure Letter, no material personal property, equipment or fixtures are loaned, bailed or otherwise furnished to the Company or the Company Subsidiary by or on behalf of the United States Government.

(xvii) The Company and the Company Subsidiary have all facility and personnel security clearances reasonably necessary to conduct the business of the Company and the Company Subsidiary as currently conducted. The Company and the Company Subsidiary are in material compliance with all national security obligations, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 2006) (as amended). Other than routine audits by the Defense Security Service, there has been no audit relating to either the Company’s or the Company Subsidiary’s compliance with the requirements of the National Industrial Security Program that resulted in material adverse findings against one or more of the Company and the Company Subsidiary. Except to the extent prohibited by applicable Law, Section 5.17(b)(xvii) of the Company Disclosure Letter sets forth all facility security clearances held by the Company or the Company Subsidiary.

(xviii) Except as set forth in Section 5.17(b)(xviii) of the Company Disclosure Letter, no written claims, or claims threatened in writing, exist against the Company or the Company Subsidiary with respect to express warranties and guarantees contained in Government Contracts on products or services provided by the Company or the Company Subsidiary; and no such claims have been made against the Company or the Company Subsidiary. No amendment has been made to any written warranty or guarantee contained in any Government Contract that could reasonably be expected to result in an adverse effect on the Company or the Company Subsidiary. Except as set forth in Section 5.17(b)(xviii) of the Company Disclosure Letter, neither the Company nor the Company Subsidiary has taken any action that could reasonably be expected to give any Person a right to make a claim under any written warranty or guarantee contained in any Government Contract.

(xix) With respect to any multiple award schedule Government Contracts, since January 1, 2006, the Company and the Company Subsidiary: (A) have complied in all respects with the notice and pricing requirements of the Price Reduction clause in each such multiple award schedule Government Contract and, there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. Government for a refund based upon the Company’s or the Company Subsidiary’s failure to comply with the Price Reductions clause, and (B) have complied in all respects with all payment requirements of the Industrial Funding Fee in each such multiple award schedule Government Contract and there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. Government for additional payment(s) based upon the Company’s or the Company Subsidiary’s failure to comply with the Industrial Funding Fee payments.

(xx) All personnel who have performed under any Government Contract since January 1, 2008 have met or meet all express qualification requirements for the labor categories under which they have been charged, or are being charged.  All personnel listed in any Government Contract Bid or other bid, offer, or proposal meet all applicable requirements set forth in the applicable solicitation.  Neither the Company nor the Company Subsidiary has replaced any personnel performing a Government Contract without obtaining all required approvals from the applicable Governmental Entity and any other party whose consent is required for replacement of personnel.

5.18 Insurance. All material insurance policies maintained by the Company and the Company Subsidiary are in full force and effect. All premiums due and payable thereon have been paid. No notice of cancelation or termination has been received with respect to such policies. There is no claim by the Company or the Company Subsidiary pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

5.19 Brokers. No broker, investment banker, financial advisor or other Person, other than Sagent Advisors Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.

5.20 Opinion of Financial Advisor. The Company has received the opinion of Sagent Advisors Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be offered in the Offer and the Merger to the holders of Company Common Stock is fair to such holders from a financial point of view.

5.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither the Company nor any other Person on behalf of Company makes any other express or implied representation or warranty with respect to the Company or the Company Subsidiary or with respect to any other information provided to the Parent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that, except as set forth in the expressly referenced schedule attached to the letter, dated as of the date of this Agreement, from Parent and Merger Sub to the Company (the “Parent Disclosure Letter”), as of the date hereof (except to the extent that a representation or warranty states that it is accurate only as of an earlier date):

6.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate, would prevent, materially delay or materially impair its ability to perform its obligations hereunder or the consummation of the Offer, the Merger or the other Transactions.

6.2 Merger Sub. Since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

6.3 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by the Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate actions on the part of each of Parent and Merger Sub are necessary to authorize this Agreement, subject to adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub which shall occur immediately after the execution and delivery hereof. Neither the approval or adoption of this Agreement nor the consummation of the Offer, the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of each, enforceable against it in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a Proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

6.4 No Conflicts; Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent and Merger Sub under, any provision of (i) the charter and organizational documents of Parent and Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 6.4(b), any Judgment or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to perform its obligations hereunder or the consummation of the Offer, the Merger or the other Transactions.

(b) No Consent of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than:

(i) (A) compliance with and filings under the HSR Act and the termination of the waiting period required thereunder, and (B) filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable Antitrust Laws;

(ii) filings under and compliance with the Securities Act and Exchange Act as may be required by the Offer, the Merger and the Transactions;

(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and Merger Sub are qualified to do business;

(iv) such filings as may be required in connection with the Taxes described in Section 8.11; and

(v) such other items that, individually or in the aggregate, are not having and would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to perform its obligations hereunder or the consummation of the Offer, the Merger or the other Transactions.

6.5 Information Provided. None of the information (i) included in the Offer Documents will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement and Schedule 14D-9 will, at the time such information is supplied, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives for inclusion or incorporation by reference therein.

6.6 Litigation. Except as set forth in Section 6.6 of the Parent Disclosure Letter, there are no Proceedings pending or threatened in writing, or, to the Knowledge of Parent, orally against, relating to or affecting Parent or any of its subsidiaries or any of their respective properties before any Governmental Entity or any arbitrator that could reasonably be expected to materially restrict or enjoin the consummation of the Transactions or prevent materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or the consummation of the Offer, the Merger or the other Transactions.

6.7 Brokers. No broker, investment banker, financial advisor or other Person, other than the Lenders is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

6.8 Financing.

(a) Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) an executed commitment letter (the “Equity Commitment Letter”) from Frontenac IX Private Capital Limited Partnership, Frontenac IX Private Capital A Limited Partnership, and Frontenac IX Private Capital (Cayman) Limited Partnership (collectively, the “Equity Providers” and each an “Equity Provider”) to each purchase for cash, in each case subject to the terms and conditions therein, equity securities of Parent in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), (ii) an executed commitment letter (including all exhibits, schedules and amendments thereto in effect as of the date of this Agreement) (the “Senior Debt Financing Letter”) from RBS Citizens, N.A., Citizens Bank of Pennsylvania, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., and SunTrust Bank (collectively, the “Senior Lenders”) to provide and arrange, subject to the terms and conditions therein, the debt financing in the amounts set forth therein (the “Senior Debt Financing”), (iii) an executed commitment letter (including all exhibits, schedules and amendments thereto in effect as of the date of this Agreement) (the “Mezzanine Debt Financing Letter” and, together with the Equity Commitment Letter and Senior Debt Financing Letter, the “Financing Letters”) from PNC Mezzanine Capital (the “Mezzanine Lender” and, together with the Senior Lenders, the “Lenders”) to provide and arrange, subject to the terms and conditions therein, the debt financing in the amounts set forth therein (the “Mezzanine Debt Financing” and, together with the Equity Financing and the Senior Debt Financing, the “Financing”) and (iv) the most recent annual and quarterly financial statements of Parent provided to the Lenders. As of the date of this Agreement, (i) the Financing Letters are in full force and effect, are valid, binding and enforceable obligations of Parent, and to the Knowledge of Parent, the other parties thereto, and have not been withdrawn or terminated or otherwise amended or modified in any respect without the prior written consent of the Company, and no such amendment or modification is contemplated by Parent or, to Parent’s Knowledge, any other party thereto, and (ii) assuming the accuracy of the Company’s representations and warranties contained in this Agreement, Parent is not in breach of any of the terms or conditions set forth therein and, except as set forth in Section 6.8(a) of the Parent Disclosure Letter, no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth in the Financing Letters. Parent has paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date of this Agreement.

(b) As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy the conditions of closing to be satisfied by it set forth in the Financing Letters on the Closing Date. Assuming the funding of the Financing in accordance with the Financing Letters and assuming the accuracy of the Company’s representations and warranties with respect to the Company and the Company Subsidiary contained in this Agreement, and assuming compliance by the Company with its covenants contained in this Agreement, the net proceeds contemplated from the Financing, together with other financial resources of Parent including cash on hand of Parent and the Company on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including all of the financing required for the consummation of the Transactions on the terms contemplated by this Agreement, and are sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment to holders of Company Employee Stock Options and Restricted Company Stock pursuant to Section 4.3 and all related fees and expenses (including any contemplated by the Financing Letters). There are no conditions precedent, other than as expressly set forth in the Financing Letters, to fund that portion of the Financing required for the consummation of the Transactions. As of the date of this Agreement, there are no side letters or other agreements, arrangements or understandings (written or oral) relating to the Financing to which Parent or any of its Affiliates is a party.

6.9 Limited Guaranty. Concurrently with the execution of this Agreement, the Equity Providers have delivered to the Company the limited guaranty by the Equity Providers, dated as of the date of this Agreement, in favor of the Company (the “Limited Guaranty”). The Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of the Equity Providers, enforceable against each in accordance with its terms. There is no default under the Limited Guaranty by any Equity Provider, and no event has occurred that with the lapse of time or giving of notice or both would constitute a default thereunder by an Equity Provider.

6.10 Absence of Certain Agreements. Neither Parent nor Merger Sub has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or (ii) any current employee of the Company has agreed to (x) remain as an employee of the Company or the Company Subsidiary following the Effective Time (other than pursuant to any employment Contracts in effect as of the date hereof), (y) contribute or roll over any portion of such employee’s shares of the Company Common Stock, Company Employee Stock Options or Company Restricted Stock to the Company or the Company Subsidiary or Parent or any of its affiliates or (z) receive any capital stock or equity securities of the Company or the Company Subsidiary or Parent or any of its affiliates.

6.11 Foreign Ownership. Neither Parent nor Merger Sub nor any Person who, directly or indirectly, owns five percent (5%) or more beneficial interest in Parent is a foreign person as defined by 31 C.F.R. §800.216 or 22 C.F.R. §120.16.

6.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE VII

CONDUCT OF BUSINESS

7.1 Conduct Prior to Effective Time. Except for matters expressly contemplated by this Agreement, set forth in the Company Disclosure Letter, required by Law or with the prior written consent of Parent, until the earliest to occur of (i) the Effective Time, (ii) such time as Merger Sub’s Designees constitute at least a majority of the Company Board and (iii) termination of this Agreement in accordance with its terms, the Company shall, and shall cause the Company Subsidiary to, act in the ordinary course of business consistent with past practice, use commercially reasonable efforts to comply in all material respects with applicable Law, and to the extent consistent therewith, use commercially reasonable efforts to maintain and preserve its business organization, assets, and properties, keep available the services of their key personnel, preserve their business relationships with customers, strategic partners, suppliers, and distributors, continue to pursue business opportunities consistent with the Company’s business plan, and preserve existing Government Contracts and eligibility to bid for Government Contracts. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earliest to occur of (i) the Effective Time, (ii) such time as Merger Sub’s Designees constitute at least a majority of the Company Board and (iii) termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit the Company Subsidiary to, directly or indirectly, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock other than dividends or distributions from the Company Subsidiary to the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities or any rights, warrants or options (other than the forfeiture (at no cost to the Company or the Company Subsidiary) of Company Employee Stock Options pursuant to the Company Stock Plan, by employees in connection with the termination of such employee’s employment, to pay the exercise price of the Company Employee Stock Options or to pay any Tax withholding obligations related to the exercise of Company Employee Stock Options) to acquire any such shares or other securities or securities the value of which is measured by such securities;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or securities the value of which is measured by such securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement in accordance with their present terms), or amend the terms of any of the foregoing, except as expressly contemplated by Section 4.3 of this Agreement;

(c) amend the Company Charter, the Company Bylaws or other comparable charter or organizational documents of the Company Subsidiary;

(d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any other Person or division thereof or (B) any assets that are material, in the aggregate, to the Company and the Company Subsidiary, taken as a whole, except in the ordinary course of business consistent with past practice;

(e) except in the ordinary course of business consistent with past practice, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets (including Company IP) that are material, individually or in the aggregate to the Company and the Company Subsidiary taken as a whole;

(f) (i) grant to any executive officer or director of the Company or the Company Subsidiary any material increase in compensation, (ii) grant to any current or former executive officer or director of the Company or any Company Subsidiary any material increase in severance or termination pay, (iii) enter into any severance or termination agreement with any such executive officer or director, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (v) take any action to accelerate any rights or benefits, or make any material determinations under any Company Benefit Plan, except, in the case of the foregoing clauses (i) through (v), (1) in the ordinary course of business, (2) as required pursuant to the terms of any Company Benefit Plan, Company Benefit Agreement or other agreement as in effect on the date of this Agreement or (3) as otherwise expressly permitted by this Agreement or required by applicable Law; provided that the foregoing clauses (i) through (v) shall not restrict the Company or the Company Subsidiary from entering into or making available to newly hired employees or to employees, in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(g) (A) incur or modify in any material respect any indebtedness for borrowed money or guarantee any such indebtedness of another Person, except for (1) short-term borrowings incurred in the ordinary course of business and (2) indebtedness solely involving the Company or the Company Subsidiary, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than (y) to or in the Company or the Company Subsidiary and (z) advances to employees in respect of travel or other related ordinary expenses in the ordinary course of business consistent with past practice;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment (other than an allowable contract expense under a Government Contract) in excess of $250,000 in the aggregate for the Company and the Company Subsidiary, taken as a whole;

(i) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities and results of operation of the Company, except insofar as may be required by a change in GAAP;

(j) (i) pay, discharge, settle, satisfy, fund or accept any material claims, liabilities, disputes, audit or investigation finding or result or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (x) in accordance with their terms as in effect on the date of this Agreement, or (y) with respect to claims, liabilities or obligations reflected or reserved against in, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against), or (ii) waive any material benefits of, modify in any adverse respect, or fail to enforce any confidentiality, standstill or similar Contracts to which the Company or the Company Subsidiary is a party other than in the ordinary course of business or in accordance with Section 7.3;

(k) terminate any Material Contract, waive, release or assign any material rights or claims under a Material Contract, or modify or amend any Material Contract in any adverse respect, all except in the ordinary course of business consistent with past practice;

(l) make or change any Tax election, change an annual accounting period for Tax purposes, adopt or change any accounting method, file any amended Tax Return, enter into any agreement relating to Taxes with any Governmental Entity, settle any claim or assessment relating to Taxes of the Company or the Company Subsidiary, surrender any right to claim a refund of Taxes paid by the Company or the Company Subsidiary, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or the Company Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such action would have the effect of materially increasing the Tax liability of the Company or the Company Subsidiary in any taxable period;

(m) adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or the Company Subsidiary;

(n) fail to renew or maintain any material insurance policy;

(o) fail to maintain any Registered IP or the confidentiality of the material trade secrets of the Company or the Company Subsidiary;

(p) terminate any material Company Outbound License or material Company Inbound License, waive, release or assign any material rights or claims under a material Company Outbound License or material Company Inbound License, or modify or amend any material Company Outbound License or material Company Inbound License in any adverse respect, all except in the ordinary course of business consistent with past practice; or

(q) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

7.2 Control of the Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms of this Agreement, complete control and supervision of its and the Company Subsidiary’s operations.

7.3 No Solicitation; Adverse Recommendation Change.

(a) The Company shall not, nor shall it authorize or permit the Company Subsidiary or any of their or its officers, directors or employees, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) to (i) directly or indirectly solicit, initiate, knowingly encourage or take any other action to knowingly facilitate the submission of any Company Takeover Proposal, or (ii) enter into, continue, conduct, engage or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, or otherwise knowingly take any action to facilitate, any proposal that could reasonably be expected to lead to a Company Takeover Proposal. The Company shall, and shall cause the Company Subsidiary and direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Company Takeover Proposal and shall request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, prior to the first to occur of (i) acceptance for payment of shares of Company Common Stock pursuant to the Offer and (ii) the Company Stockholder Approval, the Company and its Representatives may, in response to a bona fide written Company Takeover Proposal that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, constitutes or would reasonably be expected to lead to a Superior Company Proposal, and which Company Takeover Proposal was made after the date of this Agreement and did not result from a breach of this Section 7.3(a), and subject to compliance with Section 7.3(c), (x) contact the Person making such Company Takeover Proposal to clarify the terms and conditions thereof, (y) provide access or furnish information with respect to the Company and the Company Subsidiary to the Person making such Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (z) participate in discussions or negotiations (including solicitation of a revised Company Takeover Proposal) with such Person and its Representatives regarding such Company Takeover Proposal.

For purposes of this Agreement, the term “Company Takeover Proposal” means any contract, proposal or offer (whether or not in writing), with respect to any (A) merger, reorganization, consolidation, business combination, recapitalization, dissolution, liquidation or similar extraordinary transaction involving the Company or the Company Subsidiary, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of any business or assets of the Company or the Company Subsidiary representing 15% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiary taken as a whole, (C) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, (D) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the Company Common Stock or (E) any combination of the foregoing, in each case, other than the Transactions.

For purposes of this Agreement, the term “Superior Company Proposal” means any bona fide Company Takeover Proposal (except that references in the definition of “Company Takeover Proposal” to 15% shall be replaced by 50%) made by any Person other than a party to this Agreement that the Company Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) (i) to be more favorable from a financial point of view to the holders of Company Common Stock than the Transactions (taking into account all the terms and conditions of such proposal and this Agreement and any changes to the terms of the Offer or this Agreement proposed by Parent in response to such Superior Company Proposal or otherwise, in each case as the Company Board determines to be appropriate) and (ii) is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal as the Company Board determines to be appropriate.

(b) Except as otherwise set forth below, neither the Company Board nor any committee thereof shall (i) (A) withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer, the Merger or the other Transactions or (B) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) (it being understood and agreed that neither any “stop, look and listen” communication by the Company Board to the Company stockholders, nor the failure of the Company Board to take a position with respect to a Company Takeover Proposal in connection with such Company Takeover Proposal, in either case pursuant to Rule 14d-9(f) under the Exchange Act, shall constitute an Adverse Recommendation Change), or (ii) approve or recommend, or propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Company Takeover Proposal or that would require the Company to abandon, terminate or fail to consummate the Transactions (other than a confidentiality agreement referred to in Section 7.3(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, prior to the first to occur of (i) acceptance for payment of shares of Company Common Stock pursuant to the Offer and (ii) the Company Stockholder Approval, the Company Board may effect an Adverse Recommendation Change in response to a Superior Company Proposal; provided, however, that the Company Board reasonably determines in good faith, after consultation with the Company’s outside counsel and its financial advisor, that the failure to take such action would be or would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; provided, further, however, that the Company shall provide Parent with no less than five (5) Business Days’ notice of any Adverse Recommendation Change prior to such Adverse Recommendation Change; provided, further that no termination of this Agreement pursuant to Section 10.1(e) for a Superior Company Proposal may be made unless the Company Board shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement pursuant to Section 10.1(e) (a “Superior Proposal Notice”), which notice shall contain a description of the material terms and conditions of such Superior Company Proposal (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be an Adverse Recommendation Change). During the five (5) Business Day notice period, if requested by Parent, the Company agrees that the Company and its Representatives shall negotiate in good faith with Parent and its representatives (so long as Parent and its representatives are negotiating in good faith) regarding any such revisions to the terms of the Transactions proposed by Parent. Any material changes to the financial terms or any material change to other material terms of such Superior Company Proposal occurring prior to the Company’s terminating this Agreement pursuant to Section 10.1(e) shall require the Company to provide to Parent a new Superior Proposal Notice and a new two (2) Business Day period and, in determining whether to terminate this Agreement pursuant to Section 10.1(e), the Company Board shall take into account any such changes. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to terminate this Agreement in connection with the Superior Company Proposal pursuant to Section 10.1(e), provided that the Company complies with its obligations under Section 10.3.

(c) In addition to the other obligations of the Company set forth in this Section 7.3, the Company shall, as promptly as possible and in any event within seventy-two (72) hours after the receipt thereof advise Parent of (i) any Company Takeover Proposal or request for information or inquiry that expressly contemplates or that the Company believes could reasonably be expected to lead to a Company Takeover Proposal and (ii) the material terms and conditions of such Company Takeover Proposal, request or inquiry (including any change to the financial terms, conditions or other material terms thereof) and the identity of the Person making any such Company Takeover Proposal, request or inquiry. The Company shall keep Parent reasonably apprised of any related material developments, discussions and negotiations related to any such Company Takeover Proposal or inquiry.

(d) Nothing contained in this Section 7.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be or would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that this Section 7.3(d) shall not affect the obligations of the Company and the Company Board under Sections 7.3(a) and 7.3(b) (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information to the Company’s stockholders that is required to be made to such stockholders under applicable Law or in satisfaction of the Company Board’s fiduciary duties or applicable Law, shall be deemed a modification of the Company Board’s approval or recommendation of the Merger and this Agreement).

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) obtaining all necessary actions or non-actions, waivers, Consents, qualifications and approvals from Governmental Entities and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any Governmental Entity (including under the HSR Act); (ii) obtaining all necessary consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) executing and delivering any additional documents or instruments necessary to consummate the Transactions and to carry out this Agreement. For the avoidance of doubt, the Company and its Representatives shall not be prohibited under this Section 8.1 from taking any action permitted by Section 7.3. The obligation of the Company to use “reasonable best efforts” under this Section 8.1 shall not include any obligation to agree to, and neither the Company nor the Company Subsidiary shall agree (without the prior consent of Parent) to, a modification of the terms of such documents, or to make any guaranty or monetary payment in consideration of any waiver, consent or approval. Without prejudice or limitation to the representations, warranties or covenants in this Agreement, each party acknowledges and agrees that the issuance of security clearances is in the discretion of the appropriate Governmental Entities, and no party shall bear responsibility for the results of the exercise of such discretion.

(b) Without limiting the foregoing, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and any other required submissions under the HSR Act that the Company or Parent determines should be made, in each case with respect to the Transactions, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, but in any event within five (5) Business Days after the date hereof.

(c) The Company, Parent and Merger Sub shall cooperate with each other in connection with the making of all such filings, including furnishing to the others such information and assistance as a party may reasonably request in connection with its preparation of any filing or submission that is necessary or allowable under applicable Antitrust Laws or other Law or requested by any competition authorities. The Company, Parent and Merger Sub shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law (including all information required to be included in the Company’s disclosure documents) in connection with the Transactions. To the extent permitted by applicable Law or any relevant Governmental Entity, and subject to all applicable privileges, including the attorney client privilege, each party hereto shall (i) give the other parties hereto prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions, (ii) keep the other parties hereto informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other parties hereto of any material communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any foreign competition authority or any other Governmental Entity regarding the Merger or any of the other Transactions. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto, including reasonable access to any materials submitted in connection with any proceedings under or relating to any Antitrust Law.

(d) Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this section as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of such materials. In addition, except as may be prohibited by any Governmental Entity or by any Law, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or telephone conference with representatives of any Governmental Entity relating to any such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or proceeding.

(e) Without limiting any other obligations of the Parties hereunder, the Parties shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Entity with respect to the Transactions, and shall defend any action, suit, dispute, litigation, proceeding, hearing, arbitration or claim by or before any Governmental Entity or any arbitrator or arbitration panel, whether judicial or administrative, whether brought by private parties or Governmental Entities or officials, challenging this Agreement or the consummation of the Transactions. The required actions by Parent hereunder shall include acceptance by Parent of (i) divestitures of businesses or assets of it or its subsidiaries or its affiliates or of the Company or the Company Subsidiary to the extent such divestitures do not include material businesses or assets or would not otherwise materially impact the business of Parent or the business of either the Company or the Company Subsidiary, (ii) any agreement to hold any assets of Parent or its subsidiaries or its affiliates or of the Company or the Company Subsidiary separate to the extent such agreement would not otherwise materially impact the business of Parent or the business of either the Company or the Company Subsidiary, (iii) any agreement to license any portion of the business of Parent or its subsidiaries or its affiliates or of the Company or the Company Subsidiary to the extent such agreement would not otherwise materially impact the business of Parent or the business of either the Company or the Company Subsidiary, and (iv) any limitation to or modification of any of the businesses, services or operations of Parent or its subsidiaries or its affiliates or of the Company or the Company Subsidiary to the extent such limitation or modification would not otherwise materially impact the business of Parent or the business of either the Company or the Company Subsidiary, in each case as may be required by any applicable Governmental Entity in order to obtain approval for the Transactions.

(f) Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, to the extent permitted by applicable Law and any relevant Governmental Entity and subject to all privileges (including the attorney client privilege), promptly (and in any event within two (2) Business Days) notify the other party in writing of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(ii) any notice or other communication from any Governmental Entity in connection with the Transactions; and

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of the Company Subsidiaries or Parent or any of its subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of the representations and warranties contained herein, or that relate to the consummation of the Transactions.

(g) The filing fees assessed under the HSR Act shall be paid by Parent. With respect to any actions taken by the Company pursuant to this Section 8.1 after the filing of the initial notification submitted pursuant to the HSR Act, Parent shall promptly reimburse the Company for all documented out-of-pocket fees and expenses reasonably incurred by the Company in connection with or relating to any challenge of the Transactions pursuant to the HSR Act or any other antitrust laws or the Company’s efforts to consummate the Transactions (including the fees and expenses of all attorneys, consultants, economists and other experts retained by the Company and all duplicating, travel and related expenses).

(h) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE Amex to cause the delisting of the Company and of the Company Common Stock from the NYSE Amex exchange as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

(i) If any Takeover Law becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Offer, the Merger or the Top-Up Option, including the acquisition of shares of Company Common Stock pursuant thereto, or any other Transactions, then the Company and the Company Board, as applicable, shall take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Takeover Law on this Agreement, the Offer, the Merger, the Top-Up Option and the other Transactions. No Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the Transactions.

(j) The Company (i) shall provide reasonable assurances to Parent that each of DSS and any other Governmental Entity responsible for the maintenance of the Company’s facility security clearances will not terminate, suspend, revoke or in any way materially change either the Government Contracts with the Company or the Company’s facility security clearance with respect to such Government Contracts as a result of this Agreement or the consummation of the Transactions, and (ii) shall have taken and shall continue to take reasonable steps to cause the Company to retain, as required by Parent, and to assist Parent (and its officers, directors, employees and agents) in obtaining, the requisite facility and personnel security clearances for Parent to own and operate the Company (and any successor thereto) and its business as currently conducted without delay or interruption. Parent shall cooperate in good faith to reasonably assist the Company in connection with the requirements and obligations under this Section 8.1(j).

8.2 Company Stockholder Adoption of the Agreement.

(a) Calling of Company Stockholders Meeting. If Company Stockholder Approval of this Agreement or the Merger is required by Law in order to consummate the Merger, the Company shall, at Parent’s request after the Initial Expiration Time (or such earlier date as the parties may agree), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Notwithstanding the foregoing, if Merger Sub acquires at least 90% of the outstanding shares of the Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practical after the expiration of the Offer without a Company Stockholders Meeting in accordance with Section 253 of the DGCL.

(b) The Proxy Statement. The Company shall, as soon as practicable following Parent’s request, after the Initial Expiration Time (or such earlier date as the parties may agree), prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Merger Sub shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, all amendments and supplements to the Proxy Statement and all responses to requests for additional information by the SEC. The Company shall give reasonable and good faith consideration to any comments made by Parent or its counsel, recognizing that the ultimate form and content of the Proxy Statement, any amendments and supplements thereto, and any response to requests for additional information will be the responsibility of the Company. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC. The Company shall ensure that the Proxy Statement complies in all material respects with the requirements of applicable U.S. federal securities Laws and that, on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is or will be made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement.

(c) Voting of Shares by Parent and Merger Sub. Parent shall cause any shares of Company Common Stock purchased by Merger Sub pursuant to the Offer and all other shares of Company Common Stock owned by Parent or Merger Sub or any other subsidiary of Parent to be voted in favor of the adoption of this Agreement and approval of the Merger.

8.3 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of (in each case, to its Knowledge) (a) the inaccuracy of any representation or warranty contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, and (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

8.4 Access to Information. Subject to applicable Law and to compliance with security clearance requirements and procedures, and upon reasonable prior written notice, the Company shall, and shall cause the Company Subsidiary to, afford to Parent and its Representatives reasonable access during normal working hours during the period prior to the Effective Time, to all of the Company’s and the Company Subsidiary’s, properties, books, records, Contracts, commitments and personnel and shall furnish Parent all financial, operating and other data and information as Parent may request reasonably, provided that such access shall not interfere with the business and operations of the Company, the Company Subsidiary and their employees. Neither the Company nor the Company Subsidiary shall be required to provide access to or disclose information where such disclosure or access would (a) jeopardize the attorney-client privilege of the Company or the Company Subsidiary, (b) contravene any Law, or (c) result in antitrust difficulties for the Company or the Company Subsidiary. All information exchanged pursuant to this Section 8.4 shall be subject to the Confidentiality Agreement.

8.5 Public Disclosure. Except as may be required by Law or applicable stock exchange rules, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed by the Company and Parent, and (b) Parent and the Company shall each use its reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any other press release or otherwise making any public statement with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to using such efforts; provided, however, that nothing in this Section 8.5 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by Law or stock exchange rules. Parent and the Company shall each use its reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any communications to Company employees with respect to the Transactions, including the Offer and the Merger.

8.6 Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or a subsidiary of the Company (each, an “Indemnitee” and collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) (“Losses”) in connection with any Proceeding (whether civil, administrative, criminal or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such subsidiary, (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or such subsidiary, or (C) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a fiduciary under any Company Benefit Plan, if applicable, in each case at, or at any time prior to, the Effective Time (including Proceedings relating to the Transactions or the enforcement of this provision), and (ii) assume all obligations of the Company and such subsidiaries to the Indemnities in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter, Company Bylaws and organizational documents for each such subsidiary in effect at the Effective Time; provided, however, that an Indemnitee shall not be entitled to indemnification under this Section 8.6 for Losses arising out of actions or omissions by the Indemnitee constituting (i) a material breach of this Agreement or (ii) criminal conduct. Notwithstanding anything to the contrary contained herein, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any claim, action, suit, proceeding or investigation of a covered Person for which indemnification may be sought under this Section 8.6 unless such settlement, compromise, consent or termination includes an unconditional release of such Person from all liability arising out of such claim, action, suit, proceeding or investigation.

(b) Without limiting the foregoing, Parent, from and after the Effective Time until six years from the Effective Time, shall cause, unless otherwise required by Law, the articles of incorporation and the bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter, Company Bylaws and organizational documents for each such subsidiary, which provisions shall not be amended, repealed or modified in a manner adverse to the rights of the Indemnitees. In addition, from the Effective Time until six years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 8.6 (including with respect to enforcing the indemnity) as incurred; provided that such Indemnitee shall provide an undertaking to repay such advances if it is ultimately determined that such Indemnitee is not entitled to indemnification.

(c) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (or who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail policy”); provided, however, that, if the annual premium for such insurance attributable to such individuals shall exceed 250% of the current annual premium (such 250% threshold, the “Maximum Premium”), then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall be available at an annual premium not in excess of the Maximum Premium. The Company may prior to the Effective Time purchase, for an aggregate amount not to exceed the aggregate Maximum Premium for six years, a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 8.6(c) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) In the event Parent, Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary to effect the purposes of this Section 8.6, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 8.6. This Section 8.6 shall survive the Effective Time, is intended to benefit the current and former directors and officers of the Company and its subsidiaries, and shall be enforceable by any of them.

8.7 Section 16 Matters. Prior to the Effective Time, the Company shall take steps as may be reasonably requested by any party to cause dispositions of shares of Company Common Stock and other equity securities that represent an interest in the Company pursuant to the Transactions by each individual who is an officer or director of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.8 Benefit Plans.

(a) Following the Effective Time, Parent shall cause the Surviving Corporation to provide to employees of the Company and the Company Subsidiary (the “Company Employees”) and former employees of the Company and the Company Subsidiary employed immediately prior to the Effective Time (and their dependents) who terminated prior to the Effective Time, the compensation and benefits required by applicable Law.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms (as in effect on the date of this Agreement), all Company Benefit Agreements (as defined in Section 5.11(k)) including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law. Parent acknowledges and agrees that the Merger will constitute a “Change in Control,” “Change of Control” or “Terminating Event” (as applicable) under the Company Benefit Plans and Company Benefit Agreements listed in Section 8.8(b) of the Company Disclosure Letter.

(c) With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of Parent’s other subsidiaries (including any vacation, paid time off and severance plans) in which Company Employees participate after the Effective Time, for all purposes, including determining eligibility to participate, level of benefits, benefit accruals and vesting, each Company Employee’s service with the Company or the Company Subsidiary (as well as service with any predecessor employer of the Company or the Company Subsidiary to the extent service with such predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of Parent’s other subsidiaries.

(d) Parent shall use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitation, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company Benefit Plans) in which the Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time. Parent shall use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) Effective immediately preceding the Merger Closing, the Company will take action to terminate any and all Company Benefit Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code and the Company will provide Parent with satisfactory evidence at least five (5) business days prior to the Closing that such plans have been terminated effective immediately prior to the Merger Closing pursuant to resolutions duly adopted by the Board of Directors of the Company or other duly-designated authority. In addition, at the request of Parent, the Company, will terminate any one or more Company Plans providing welfare and fringe benefits, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective as of the date specified by Parent and, at the request of Parent, the Company will provide Parent with evidence that such plans have been so terminated pursuant to resolutions duly adopted by the Board of Directors of the Company or other duly-designated authority. The Company also shall take such other actions in furtherance of terminating such Company Benefit Plans as Parent may reasonably require.

8.9 Financing.

(a) Each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Letters, including using its reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Letters and on such other terms as Parent and the Lenders or Equity Providers, as the case may be, shall agree, (ii) on a timely basis to satisfy (or obtain the waiver of) all conditions to obtaining the Financing applicable to Parent and Merger Sub set forth in such definitive agreements that are within its control, (iii) to comply in all material respects with its obligations under the Financing Letters (or obtain the waiver thereof) and (iv) to enforce its rights under the Financing Letters. Parent and Merger Sub shall give the Company prompt notice upon becoming aware of any material breach of any Financing Letter by a party to such Financing Letter or any termination of any Financing Letter. Parent and Merger Sub shall keep the Company informed reasonably promptly and in reasonable detail of the status of their efforts to arrange the Financing and provide to the Company copies of the definitive documents related to the Financing and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Letters if such amendment, modification or waiver (A) reduces the aggregate amount of Financing below the amount that is required, together with the financial resources of Parent and Merger Sub, including cash on hand of Parent and the Company, to consummate the Offer and the Merger (provided Parent shall have the right to substitute other debt or equity financing for all or any portion of the Debt Financing or Equity Financing from the same and/or alternative financing sources; provided further that such substitutions do not materially delay the consummation of the Transactions or materially adversely affect the Company), or (B) adversely amends or expands the conditions precedent thereto in any respect that would reasonably be expected to prevent or materially delay the consummation of the Transactions, except with the prior written consent of the Company. In the event that all conditions in the Financing Letters have been satisfied or, upon funding, will be satisfied, Parent shall use its reasonable best efforts to cause the Lenders to fund the portion of the Debt Financing required to consummate the Transactions and, subject to the continued satisfaction of the conditions set forth in Section 11.9(b) until and including such time on which such conditions are required to be satisfied pursuant to Section 11.9(b), the Equity Financing (with respect to amounts required to consummate the Offer or the Merger, as the case may be). Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and agrees that it (i) derives no contractual rights, whether as third party beneficiary or otherwise, under the Senior Debt Financing Letter, the Mezzanine Debt Financing Letter or any financing document related to the Debt Financing and shall not be entitled to enforce any such Senior Debt Financing Letter, Mezzanine Debt Financing Letter or document against any agent, arranger, bookrunner, lender, letter of credit issuer or other financing party that is a party to any such commitment letter or document (including, without limitation, Citizens Bank of Pennsylvania and its respective affiliates) (collectively, the “Lender Group”) and (ii) waives any claim (including, without limitation, any claim under contract, any claim in tort and any claim for specific performance) it may have against any member of the Lender Group with respect to the failure of any portion of the Debt Financing to close; provided that nothing contained in this sentence shall prevent the Company from enforcing any of the terms of this Agreement against Parent or Merger Sub.

(b) In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Debt Financing unlikely to occur in the manner or from the sources contemplated, Parent shall immediately notify the Company, and Parent shall use its reasonable best efforts to arrange any such portion (other than amounts that are replaced by Parent’s cash on hand) from alternative sources (such portion from alternate sources, the “Alternate Debt Financing”) on terms and conditions, taken as a whole, no less favorable to Parent.

(c) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.9 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

(d) For purposes of this Section 8.9, the term “Debt Financing” shall also be deemed to include any Alternative Debt Financing and the term “Financing Letters” shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternate Debt Financing.

8.10 Financing Cooperation.

(a) Prior to the Closing, the Company shall provide, and shall cause the Company Subsidiary to provide, and shall use its reasonable best efforts to cause its Representatives to provide, on a timely basis, all reasonable cooperation requested by Parent and that is customary in connection with the arrangement of the Financing or any Alternate Financing to be incurred in connection with the Transactions (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including to (i) facilitate the provision of a credit agreement, guarantees, pledges of collateral and other customary documents in connection with the Financing (in each case, effective as of the Closing), (ii) provide financial and other pertinent information regarding the Company and the Company Subsidiary as may be reasonably requested in writing by Parent in order to consummate the Financing, in each case indentifying any information that constitutes material non-public information, (iii) provide information with respect to the properties and assets of the Company and the Company Subsidiary as may be reasonably requested by Parent, (iv) participate in a reasonable number of informational and other meetings in connection with the Financing, (v) assist Parent and its financing sources in the preparation of all agreements (including review of schedules for completeness), offering documents, an offering memorandum and other marketing materials for the Financing or any such Alternate Financing, it being understood and agreed that information and documents provided by the Company may be delivered to agents and lenders under the Financing Letters and their representatives (subject to customary arrangements for confidentiality that are acceptable to the Company) including consenting to the use of the Company’s and the Company Subsidiary’s logos (provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiary or the reputation or goodwill of the Company or the Company Subsidiary) and (vi) using commercially reasonable efforts to ensure that the syndication of the Financing benefits materially from the existing lending relationships of the Company. No certificate, document or instrument referred to above shall be effective until the Closing Date, and the Company shall not be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing prior to the Closing Date.

(b) Parent shall promptly reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company in connection with the cooperation contemplated by this Section 8.10 and shall indemnify and hold harmless the Company and its respective directors, officers, employees and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith.

8.11 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Merger Sub or the Surviving Corporation; and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

8.12 Rule 14d-10(d) Matters.

(a) Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board and its compensation committee) will take all such steps as may be required to cause to be exempt under Rule 14d-10(d), as amended, promulgated under the Exchange Act, any employment compensation, severance or employee benefit arrangements that have been entered into by the Company or the Company Subsidiary with current directors, officers or employees of the Company and the Company Subsidiary and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

(b) Notwithstanding anything in this Agreement to the contrary, the Company will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Company Employee unless, prior to such entry into, establishment, amendment or modification, the compensation committee of the Company Board (each member of which the Company Board determined is an “independent director” within the meaning of in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

8.13 Merger Sub Compliance; Parent Guaranty. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under this Agreement, and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. Parent irrevocably and unconditionally guarantees each and every obligation of Merger Sub under this Agreement and the Offer Documents (the “Guaranty”). Parent and Merger Sub, and following the Offer Closing, the Company, shall not assert any position challenging the valid, legal and binding obligation of Parent with respect to the Guaranty, or the enforceability of the Guaranty in accordance with its terms for the benefit of the Company stockholders.

8.14 Liens under Company Senior Credit Agreement. The Company shall use its commercially reasonable efforts to obtain pay-off information for the Company Senior Credit Agreement prior to the Merger Closing, and Parent and Company shall use their commercially reasonable efforts to release and terminate all Permitted Liens arising thereunder prior to or in connection with the Merger Closing.

ARTICLE IX

CONDITIONS

9.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

(a) Purchase of Stock. Unless the Offer Termination shall have occurred, Parent or Merger Sub shall have made, or caused to be made, the Offer on the terms and conditions set forth in this Agreement and shall have purchased, or caused to be purchased, all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer;

(b) Stockholder Approval. If required by Law, the Company shall have obtained the Company Stockholder Approval;

(c) Antitrust Clearance. Any requisite waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any other Antitrust Law shall have expired or been terminated; and

(d) No Injunction. No Order issued by a court of competent jurisdiction or by any Governmental Entity nor any Law shall be in effect, which would make the acquisition or holding by Parent or its subsidiaries of the shares of Company Common Stock or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.

9.2 Conditions to Obligation of the Company to Effect the Merger. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, the obligations of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement that are qualified by reference to materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the representations and warranties of Parent set forth in this Agreement that are not qualified by reference to materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 9.2(a) shall be deemed to have been satisfied even if any representations and warranties of Parent (other than Sections 6.1 (Organization, Standing and Power), 6.2 (Merger Sub), 6.3 (Authority; Execution and Delivery; Enforceability)) of this Agreement, which must be true and correct in all respects) are not so true and correct unless the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the business, assets, financial condition or results of operations of Parent. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

9.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, the obligations of the Parent and Merger Sub to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i)  The representations and warranties of the Company set forth in this Agreement that are qualified by reference to materiality or Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to materiality or Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 9.3(a) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Sections 5.1 (Organization, Standing and Power), 5.2 (Subsidiary), 5.3 (Capitalization) (except for immaterial changes in the Company’s capitalization), 5.4 (Authority; Execution and Delivery; Enforceability), and 5.6 (SEC Documents; Undisclosed Liabilities) of this Agreement, which must be true and correct in all respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company and one other executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) Dissenters Rights. Holders of Shares representing in excess of 10% of the outstanding shares of Company Common Stock shall not have exercised (or, if exercised, shall not have withdrawn such exercise by the close of business on the day after the day of the Stockholders Meeting) rights of dissent in connection with the Merger.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Effective Time, whether prior to or after the adoption of this Agreement by the stockholders of the Company or Merger Sub, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before July 31, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party if (x) the Offer Closing shall have occurred or (y) the failure of such party (which in the case of Parent, includes Merger Sub) to fulfill any obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before the Outside Date; or

(ii) if there shall be any Law or Judgment permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger which shall be final and nonappealable.

(c) by Parent prior to the purchase of shares of Company Common Stock pursuant to the Offer or, if the Offer Termination has occurred, the Merger, in the event:

(i) the Company breaches or fails to perform in any material respect any of its representations or warranties or covenants contained in this Agreement, which breach or failure to perform (A)(1) prevents, materially delays or materially impairs the Company’s ability to consummate the Offer or the Merger, or (2) would give rise to (x) if the Offer Termination shall have occurred, the failure of any condition set forth in Section 9.3(a) or 9.3(b) or (y) if the Offer Termination shall not have occurred, the failure of an Offer Condition set forth in clause (iii)(d), (iii)(e) or (iii)(f) of Exhibit A and (B) is incapable of being cured by the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties or covenants hereunder; or

(ii) an Adverse Recommendation Change has occurred;

(iii) the Company Stockholders Approval is not obtained upon a vote thereon taken at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(iv) (A) prior to the termination of this Agreement, a Company Takeover Proposal is publicly proposed or announced or otherwise becomes publicly known and (B) the Company Board shall fail to confirm the recommendation by the Company Board of this Agreement, the Offer, the Merger or the other Transactions within ten (10) Business Days of a request from Parent to do so; or

(v) (i) the Offer Conditions have been met or waived (or upon the Offer Closing would be satisfied) and Merger Sub and Parent do not effect the Offer Closing as soon as reasonably practicable to do so under applicable Law after the Expiration Time, and promptly pay for all such shares after acceptance or (ii) if the conditions to Merger Closing set forth in Article IX are met or waived (or, upon an immediate Closing, would be satisfied as of such Merger Closing), and in either case any portion of the Debt Financing is not available for any reason.

(d) by the Company prior to the purchase of shares of Company Common Stock pursuant to the Offer or, if the Offer Termination has occurred, the Merger, if Parent or Merger Sub breaches or fails to perform in any material respect any of its representations or warranties or covenants contained in this Agreement, which breach or failure to perform (i)(A) prevents, materially delays or materially impairs Parent’s and Merger Sub’s ability to consummate the Offer or the Merger, or (B) if the Offer Termination shall have occurred, would give rise to the failure of any condition set forth in Section 9.2(a) or 9.2(b), and (ii) is incapable of being cured by the Outside Date (provided that the Company is not then in breach of any representation, warranty or covenant of this Agreement);

(e) by the Company in accordance with Section 7.3(b) prior to the acceptance of shares of Company Common Stock for payment pursuant to the Offer; provided, however, that the Company shall have complied in all material respects with all provisions thereof, including the notice provisions therein; or

(f) by the Company if (i) the Offer Conditions have been met or waived (or upon the Offer Closing would be satisfied) and Merger Sub and Parent do not effect the Offer Closing as soon as reasonably practicable to do so under applicable Law after the Effective Time, and promptly pay for all such shares after acceptance or (ii) if the conditions to Merger Closing set forth in Article IX are satisfied (or, upon an immediate Closing, would be satisfied as of such Merger Closing) if Parent and Merger Sub do not proceed as promptly as reasonably practicable thereafter to give effect to a Merger Closing in accordance with the terms of Section 3.2.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, all obligations and agreements of the parties set forth in this Agreement shall terminate and be of no further force or effect, and there shall be no liability on the part of Parent, Merger Sub or the Company hereunder, except as set forth in this Section 10.2 and, Sections 5.19, 6.7, the last sentence of 8.4 and 10.3 and Article XI, which provisions shall survive such termination.

10.3 Fees and Expenses.

(a) General. Each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and no party may recover any such fees and expenses from the other parties upon any termination of this Agreement except as provided in this Section 10.3.

(b) Payment of Fees by the Company to Parent.

(i) The Company shall pay to Parent a fee of $1,500,000, plus reasonable out-of-pocket expenses (not to exceed $1,000,000) incurred in connection with the pursuit of the Transactions (the “Termination Payment”) if: (A) the Company terminates this Agreement pursuant to Section 10.1(e); (B) Parent terminates this Agreement pursuant to Section 10.1(c)(i) for a breach by the Company of Section 7.3 or 8.2, or Section 10.1(c)(ii) or (iv); or (C) (1) prior to the termination of this Agreement, a Company Takeover Proposal is publicly proposed or announced (whether or not conditional and whether or not withdrawn), (2) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 10.1(b)(i) and at the time of such termination the conditions in Section 9.1(c) and Section 9.1(d) were satisfied and (3) within twelve (12) months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal (for purposes of this Section 10.3(b), all references to 15% in the definition of the term “Company Takeover Proposal” shall be deemed references to 50%).

(ii) The Company shall pay to Parent reasonable out-of-pocket expenses not to exceed $1,000,000 incurred in connection with the pursuit of the Transactions if the Parent terminates this Agreement pursuant to Section 10.1(c)(iii) (the “No-Vote Expenses”).

(iii) The Termination Payment or No-Vote Expenses, if payable, shall be paid by wire transfer of same-day funds to an account designated by Parent as follows: in the case of subclauses (A) and (B) of clause (i) above or clause (ii) above, within five (5) Business Days of the termination of this Agreement, and in the case of subclause (C) in clause (i) above, within five (5) Business Days of the consummation of such Company Takeover Proposal.

(iv) The payment of the Termination Payment shall be considered liquidated damages for any breach of the Company of this Agreement, and, notwithstanding anything herein to the contrary, in the event of such Termination Payment, the Company shall have no further liability for any breach by it of any of the representations, warranties, covenants or agreements set forth in this Agreement, and neither Parent nor Merger Sub shall seek to recover any other money damages or seek any other remedy (including specific performance with respect to the Transactions), regardless of whether such monetary damages or other remedies are based on a claim in law or equity, and all such claims are hereby waived. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Payment on more than one occasion, whether or not such Termination Payment may be payable under more than one provision of this Agreement at the same or at different times or upon the occurrence of different events.

(c) Payment of Fees by Parent to the Company.

(i) Parent shall pay to the Company a fee of $2,750,000, plus reasonable out-of-pocket expenses (not to exceed $1,000,000) incurred in connection with the pursuit of the Transactions (the “Reverse Termination Payment”) if the Company terminates this Agreement pursuant to Section 10.1(d) or Section 10.1(f), or if the Parent terminates this Agreement pursuant to Section 10.1(c)(v).

(ii) The Reverse Termination Payment, if payable, shall be paid by wire transfer of same-day funds to an account designated by the Company within five (5) Business Days of the termination of this Agreement.

(iii) The payment of the Reverse Termination Payment shall be considered liquidated damages for any breach by the Parent or Merger Sub of this Agreement, and, notwithstanding anything herein to the contrary, in the event of such Reverse Termination Payment, neither Parent nor Merger Sub shall have any further liability for any breach by it of any of the representations, warranties, covenants or agreements set forth in this Agreement, and the Company shall not seek to recover any other money damages or seek any other remedy (including specific performance with respect to the Transactions), regardless of whether such monetary damages or other remedies are based on a claim in law or equity, and all such claims are hereby waived. The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Reverse Termination Payment on more than one occasion, whether or not such Reverse Termination Payment may be payable under more than one provision of this Agreement at the same or at different times or upon the occurrence of different events.

(iv) For the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type permitted pursuant to Section 11.9(b) and monetary damages, including all or any portion of the Reverse Termination Fee.

(d) The Company and Parent acknowledge and agree that the agreements contained in this Section 10.3 are an integral part of the Transactions, and that, without these agreements, neither the Company nor Parent would enter into this Agreement; accordingly if either the Company or Parent fails promptly to pay or cause to be paid the amounts due pursuant to this Section 10.3, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for the Termination Payment or the Reverse Termination Payment, as the case may be, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts due in accordance with this Section 10.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

10.4 Amendment. Subject to the restrictions set forth in Section 2.4(c), at any time prior to the Effective Time, the parties may amend, modify and supplement this Agreement in any and all respects, whether before or after any vote of the stockholders of the Company or Merger Sub; provided however, after adoption of this Agreement by the stockholders of the Company or Merger Sub, no such amendment shall be made without further approval of such stockholders if Law requires such further approval of such stockholders. Any such amendment, modification or supplement shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of each of the parties.

10.5 Extension; Waiver. Subject to the restrictions set forth in Section 2.4(c), at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. The forbearance in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege conferred by this Agreement shall not be construed as a waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. The waiver by a party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 10.1, an amendment, modification or supplement of this Agreement pursuant to Section 10.4 or an extension or waiver of this Agreement pursuant to Section 10.5 shall, in order to be effective, require, in the case of Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors (which, in the case of the Company, shall include the approval contemplated by Section 2.4(c) to the extent applicable).

ARTICLE XI

MISCELLANEOUS

11.1 Non-survival of Representations and Warranties. The respective representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time and the covenants of the Company, Parent, Merger Sub and the Surviving Corporation that by their terms survive the Effective Time shall survive the Effective Time for the period specified in such covenants. This Section 11.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

11.2 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by United States mail, by nationally recognized overnight private courier (for overnight delivery), or by facsimile. Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by United States mail shall be deemed given five (5) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested; notices delivered by nationally recognized overnight private courier shall be deemed given on the first (1st) Business Day following deposit with the private courier for overnight delivery; and notices delivered by facsimile shall be deemed given upon the sender’s receipt of confirmation of successful transmission. All notices shall be addressed as follows:

If to Parent or Merger Sub:

Salient Federal Solutions, Inc.
c/o Salient Solutions, LLC
4000 Legato Road, Suite 600
Fairfax, Virginia 22033
Facsimile No.: (703) 891-8201
Attention: S. Bradford Antle, Chief Executive Officer

with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
1650 Tysons Boulevard, Suite 400
McLean, Virginia 22102
Facsimile No.: (703) 760-7777
Attention: Lawrence T. Yanowitch, Esq.
Charles W. Katz, Esq.

If to the Company:

ATS Corporation
7925 Jones Branch Drive
McLean, Virginia 22102
Attention: Pamela A. Little, Co-Chief Executive Officer
Facsimile No.: (571) 766-2413

with a copy (which shall not constitute notice) to:
Squire Sanders (US) LLP
1200 19th Street, N.W., Suite 300
Washington, DC 20036
Attention: James J. Maiwurm
Facsimile No.: (202) 626-6780

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11.2.

11.3 Entire Agreement. This Agreement, together with all annexes, appendices, articles, exhibits, schedules hereto, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided, however, that, except as expressly stated otherwise herein, the Confidentiality Agreement shall remain in effect in accordance with its terms.

11.4 No Third-Party Beneficiaries. Except for (i) Section 8.6, (ii) only with respect to holders of record of the Company Common Stock immediately prior to the Effective Time, and only after the Effective Time, for the provisions set forth in Article IV, and (iii) only with respect to holders of Company Employee Stock Options immediately prior to the Effective Time, and only after the Effective Time, for the provisions set forth in Section 4.3(a), are not intended to confer upon any Person other than the parties hereto any rights or remedies, whether as third-party beneficiaries or otherwise. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties in this Agreement may represent an allocation among the parties hereto of the risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto; provided, that, without the consent of any Party, Parent may assign all or any portion of its rights and obligations under this Agreement to any of its and/or the Company’s lenders as collateral security but any such assignment shall not release Parent from any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

11.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

11.8 Governing Law. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to conflicts of laws among different jurisdictions.

11.9 Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to Section 10.3 and Section 11.9(b), it is agreed that the parties shall be entitled to seek an injunction or injunctions or another appropriate form of specific performance or equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware shall be unavailable, any Federal Court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 11.9.

(b) Notwithstanding the right of the Company to seek an injunction or other appropriate form of specific performance or equitable relief described in Section 11.9(a), no such right may be enforced to cause (i) (x) the Offer or the Merger to be consummated, (y) the Offer Price or Merger Consideration to be paid or (z) any portion of the Debt Financing to be funded, or (ii) the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter), unless, solely in the case of clause (ii) each of the following conditions has been satisfied:

(1) with respect to the Offer and payment of the Offer Consideration and the Equity Financing related thereto, all of the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer,

(2) with respect to the Merger, the payment of the Merger Consideration and the Equity Financing related thereto, Parent and Merger Sub are required to complete the Merger Closing pursuant to the terms of this Agreement (assuming compliance with their respective representations, warranties and covenants contained in this Agreement by Parent and Merger Sub) and Parent and Merger Sub fail to complete the Merger Closing in accordance with the terms hereof,

(3) the Lenders party to the Senior Debt Financing Letter and Mezzanine Debt Financing Letter (or, if Alternative Debt Financing is being used in accordance with Section 8.9(b), the lenders party to the commitments with respect thereto) have funded or would fund the Debt Financing at the Offer Closing or the Merger Closing, as applicable, if the Equity Financing is funded at the Offer Closing or the Merger Closing, as applicable, and

(4) with respect to any funding of the Equity Financing to occur at the Merger Closing, the Company has irrevocably and unconditionally confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Merger Closing will occur.

For the avoidance of doubt, the provisions of this Section 11.9(b) will not apply to any action seeking to cause the Equity Financing to be funded in order to fund the payment of Parent’s obligations under Section 10.3(c) of this Agreement.

(c) Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any Transaction, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware shall be unavailable, any Federal court sitting in the State of Delaware and (iv) waives any right to trial by jury with respect to any Proceeding directly or indirectly related to or arising out of this Agreement or any Transaction.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

SALIENT FEDERAL SOLUTIONS, INC.

By: /s/ S. Bradford Antle

Name: S. Bradford Antle

Title: President and Chief Executive Officer

MERGER SUB

ATLAS MERGER SUBSIDIARY, INC.

By: /s/ S. Bradford Antle

Name: S. Bradford Antle

Title: President and Chief Executive Officer

COMPANY

ATS CORPORATION

By: /s/ Pamela A. Little

Name: Pamela A. Little

Title: Co-Chief Executive Officer

EXHIBIT A

CONDITIONS OF THE OFFER

Capitalized terms used in this Exhibit A but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this Exhibit A is a part.

Notwithstanding any other provisions of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), to pay for any tendered shares of Company Common Stock, and to the extent permitted by the Agreement, may amend or terminate the Offer if:

(i)         the Minimum Condition shall not have been satisfied prior to the expiration date of the Offer (as such expiration date may be extended in accordance with the terms of this Agreement);

(ii)        any waiting period under the HSR Act or other Antitrust Law applicable to the Offer, the Merger or the Transactions shall not have expired or been terminated;

(iii)        on or after the date of the Agreement and prior to the expiration date of the Offer (as such expiration date may be extended in accordance with the terms of this Agreement), any of the following conditions shall have occurred:

(a)        there shall be any Law or Judgment enacted or deemed applicable to the Offer or Merger by any Governmental Entity the effect of which is to make illegal or otherwise prohibit, enjoin or restrain consummation of the Offer or the Merger;

(b)        there shall be instituted a Proceeding by any Governmental Entity seeking any of the consequences referred to in paragraph (a) above;

(c)        there shall have occurred a Material Adverse Effect;

(d)        the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;

(e)        (i)  any representations and warranties of the Company in this Agreement that are qualified by reference to materiality or Material Adverse Effect shall not be true and correct when made and as of such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date) and (ii) any representations and warranties of the Company in this Agreement that are not qualified by reference to materiality or Material Adverse Effect shall not be true and correct when made and as of such time, except to the extent that any such representation or warranty expressly relates to an earlier date (in which case on and as of such earlier date), other than for such failures to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) that would not reasonably be expected to have a Material Adverse Effect;

(f)        any representation set forth in Sections 5.1, 5.2, 5.3, 5.4 or 5.6 of the Agreement shall not be true and correct when made and at such time (except, with respect to Section 5.3, immaterial changes in the Company’s capitalization); or

(g)       the Agreement shall have been terminated in accordance with its terms.

(v)          Parent and Merger Sub shall not have received a certificate of the chief executive officer of the Company and one other executive officer of the Company, dated as of the Offer Closing Date, to the effect that subsections (iv)(c), (d), (e) and (f) above are not true and correct.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

EXHIBIT B

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATS CORPORATION

First:            The name of the corporation (hereinafter referred to as the “Corporation”) is ATS Corporation.

Second:       The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

Third:           The purposes of the Corporation are to engage in, promote, conduct and carry on any lawful acts or activities for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

Fourth:       The total number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) shares of Common Stock having a par value of $0.01 per share (the “Common Stock”).

Fifth:            The Corporation is to have perpetual existence.

Sixth:           The private property or assets of the stockholders of the Corporation shall not to any extent whatsoever be subject to the payment of the debts of the Corporation.

Seventh:     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

Eighth:         The business of the Corporation shall be managed by a board of directors. the number of directors which shall constitute the whole board of directors shall be fixed by, or in the manner provided in the Bylaws of the Corporation. None of the directors need be a stockholder or a resident of the State of Delaware.

Ninth:           No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.

Tenth:          In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized:

A.   To make, amend, alter or repeal the Bylaws of the Corporation;

B.   To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

C.   To set apart out of any funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to reduce any such reserve in the manner in which it was created; and

D.   To adopt from time to time Bylaw provisions with respect to indemnification of directors, officers, employees, agents and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law.

Eleventh:          The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Twelfth:          The Corporation reserves the right to amend, alter, change or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges and discretionary authority granted or conferred herein upon stockholders or directors are granted subject to this reservation.